SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2006

IMMUNOTECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24641	84-1016435
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Executive Pavilion, 90 Grove Street, Ridgefield, Connecticut 06877
(Address of principal executive offices) (Zip Code)

(203) 431-3300
(Registrant’s telephone number, including area code)

1661 Lakeview Circle, Ogden, Utah 84403
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position, business and financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "project," "designed," "estimate," "plan" and "continue." Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.

These forward-looking statements are subject to certain risks, uncertainties and assumptions relating to ImmunoTechnology Corporation. Factors that could cause actual results to differ materially from our expectations include those described below under “Risk Factors” beginning at page 25, as well as those detailed from time to time in the our filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying our forward-looking statements prove incorrect, our future performance and actual results of operations could vary significantly from those anticipated, projected, believed, expected, intended or implied. We undertake no obligation to update any of the forward-looking statements in this Report, which speak only as of the date they were made.

CAUTIONARY STATEMENT REGARDING
LACK OF PUBLIC INFORMATION ABOUT PETALS

Petals Decorative Accents LLC (“Petals”), as a privately held company, is not subject to the reporting requirements of the Exchange Act, and therefore there is little public information about Petals and Petals' business operations currently available. While certain information about the business acquired by ImmunoTechnology Corporation is provided herein, and additional information will become available in due course as we comply with our ongoing Exchange Act reporting requirements, the current lack of such information, among other factors, makes an investment in our common stock highly speculative. You should carefully consider all of the information included in this current report and in other filings we make with the Securities and Exchange Commission. In particular, you should consider carefully the factors discussed below under "Risk Factors" beginning at page 25 before deciding to invest in our common stock.

BACKGROUND

IMMUNOTECHNOLOGY CORPORATION ("Immuno", the "Company", "we," "our" or the “Registrant”) is a Delaware corporation which is currently inactive. The Company was incorporated on November 30, 1989. Immuno’s predecessor was LJC Corporation, a Utah corporation, organized on November 8, 1984 (“LJC”). On October 7, 1989, LJC acquired ImmunoTechnology Laboratories, Inc., a privately-held Colorado corporation (“ITL”), in a reverse merger transaction. As a result of this transaction, ITL became a wholly owned subsidiary of LJC. On October 10, 1989, LJC changed its name to ImmunoTechnology Laboratories, Inc. (“ITL-UT”). ITL was formed for the purpose of engaging in the business of operating a medical test related laboratory. Immuno’s only business has been the operation of ITL, whose operations were discontinued in 1992. In 1989, Immuno changed its domicile from the State of Utah to the State of Delaware and its name from ImmunoTechnology Laboratories, Inc. to ImmunoTechnology Corporation through a reincorporation merger. The merger was effective on December 21, 1989. Since discontinuing the operations of ITL, Immuno has been seeking potential business acquisitions or opportunities in an effort to commence business operations, and until the closing of the Acquisition described below, Immuno conducted no business operations and had only minimal assets.

PETALS DECORATIVE ACCENTS LLC (“Petals”), a privately held Delaware limited liability company, has until the Acquisition been engaged in the business of designing, assembling, marketing and selling high-quality silk flowers, plants and trees through mail order catalogs and its website. Petals was organized in November 2003 to acquire the assets of Petals, Inc. (“Old Petals”), which filed for protection from creditors under Chapter 11 of the bankruptcy code in May 2003. Old Petals was founded in 1939 as a wholesaler of paper flowers in New York City, eventually becoming a vertically integrated multi-channel retailer and wholesaler of decorative accent products serving a national customer base.

Immuno intends to carry on the business of Petals using the assets acquired from Petals in the transactions described herein. The acquisition of assets and assumption of liabilities of Petals by Immuno and the related transactions are hereafter referred to as the “Acquisition” and the “Transactions.”

Prior to the transactions described herein, Immuno was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (17 CFR 240.12b-2)). Accordingly, this Report includes the information that would be required if we were filing a registration statement for registration of securities on Form 10-SB (17 CFR 249.210b) under the Exchange Act.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 23, 2006, Immuno and Petals, entered into a Contribution Agreement (the “Contribution Agreement”) pursuant to which Immuno agreed to acquire substantially all the assets of Petals in exchange for the assumption by Immuno of all but certain specified liabilities of Petals and the issuance to Petals of shares of Immuno’s capital stock.

Pursuant to the Contribution Agreement, Immuno also entered into an Assignment and Assumption Agreement dated June 30, 2006 (the "Assignment and Assumption Agreement"), pursuant to which Petals delegated to Immuno, and Immuno assumed and agreed to perform, obligations of Petals. These obligations include the obligations of Petals under various operating agreements and credit agreements, more fully described in Item 2.01 below under "The Acquisition of the Petals Business."

Also in connection with the Contribution Agreement, Immuno entered into agreements with certain of its creditors (referred to herein as the "Debt Restructuring Agreements"), pursuant to which it restructured its obligations to these creditors, in part through the issuance to them in a private placement of shares of Immuno's common stock.

Copies of the Contribution Agreement, the Assignment and Assumption Agreement, each material agreement assumed by Immuno under the Assignment and Assumption Agreement, and the Debt Restructuring Agreements are included as Exhibits 2.1, 2.3 and 10.1 through 10.23 to this current report. The material terms of these agreements are summarized below. These summaries are qualified in their entirety by the complete agreements included herein as Exhibits.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The Acquisition of the Petals Business

On June 30, 2006, pursuant to the Contribution Agreement and the Assignment and Assumption Agreement, Immuno acquired substantially all the assets of Petals in exchange for the assumption by Immuno of all but certain specified liabilities of Petals and the issuance to Petals of shares of Immuno’s capital stock.

The assets acquired by Immuno consist of cash in the amount of approximately $1.0 million, representing a portion of the proceeds of an unsecured note offering by Petals, and all of the assets and property, real, personal and mixed, tangible and intangible, used in or forming a part of the business of Petals, including, furniture, furnishings, office equipment and other tangible personal property, inventory, trade accounts and notes receivable, intellectual property, customer, distributor, supplier and mailing lists of Petals and rights of Petals under contracts and agreements, including all open customer purchase orders.

The liabilities assumed by Immuno consist of substantially all of the liabilities of Petals, including liabilities associated with or arising out of the business of Petals, liabilities under the assumed contracts (including leases and employment agreements), trade payables and obligations of Petals for borrowed money, but exclude certain term indebtedness of Petals to its equity holders identified in the Contribution Agreement.

At the effective time of the Acquisition there were issued to Petals shares of newly designated Series A preferred stock, $.00001 par value (the “Series A Shares”) and Series B preferred stock, $.00001 par value (the “Series B Shares”) of Immuno and shares of common stock, $.00001 par value (“Common Stock”) of Immuno, as follows:

•	10,800 Series A Shares;
•	240 Series B Shares; and
•	90,000,000 shares of Common Stock

The designations, rights and preferences of the Series A Shares and the Series B Shares are described in more detail under Item 5.03 below "Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year End", beginning at page 53.

Because the shares issued to Petals in the Acquisition represent a controlling interest in Immuno, the transaction will be accounted for as a recapitalization, and Petals is considered the acquiror for accounting purposes. The historical financial statements which are included in this current report are those of Petals.

The liabilities assumed by Immuno pursuant to the Assignment and Assumption Agreement include, without limitation:

•	all obligations arising from the operations of the Petals business including accounts payable and accrued expenses of approximately $3 million;

•
a five-year $1.5 million revolving line of credit from Ridgefield Bank that matures in December 2009 and requires monthly payments of principal and interest. At June 30, 2006, this line of credit was fully drawn. Ridgefield Bank holds a first position security interest in all of the assets acquired in the Acquisition to secure payment of this line of credit. Stephen M. Hicks, the president of Petals and the newly elected president and chairman of Immuno is a member of an advisory board of Ridgefield Bank;

•
an aggregate of $5.0 million of term notes maturing on December 31, 2008. These term notes are payable to Southridge Partners, LP and Southshore Capital Fund, Ltd., affiliates of Petals and Stephen M. Hicks. Southridge Partners, LP and Southshore Capital Fund, Ltd. hold security interests in all of the assets acquired in the Acquisition to secure payment of these term notes;

•
unsecured term notes totaling $2.135 million in outstanding principal amount maturing on December 31, 2007. These term notes require pre-payments of principal on the 15th day of January, April, July and October based on the number of customer orders shipped in the previous calendar quarter;

•	obligations pursuant to employment agreements with the Petals' president and chairman, and chief executive officer, each of whom were elected executives of Immuno on June 30, 2006;

•
obligations pursuant to real estate leases for the Petals corporate headquarters in Ridgefield, Connecticut and the Petals distribution facility in Portland, Tennessee, with total monthly rental payments of approximately $36,000; and

•	obligations pursuant to the Master Services Agreement with Petals' third party telemarketing, warehouse and product distribution vendor.

Copies of the agreements governing the material terms of the obligations and liabilities listed above are included as Exhibits to this current report. This summary is qualified in its entirety by the complete agreements included herein as Exhibits.

The Debt Restructuring Agreements

The Closing of the Contribution Agreement and the Acquisition were conditioned upon Immuno entering into the Debt Restructuring Agreements and the completion of certain transactions with Immuno’s creditors taking place at or prior to the effective time of the Acquisition, including:

•	the payment of $244,506.65 of outstanding indebtedness and accrued expenses which were to be paid in cash at the time of the Closing;

•	the issuance of an aggregate of 42,477 shares of Immuno common stock to officers of Immuno in satisfaction of loans payable by Immuno to such officers in the aggregate amount of $8,494.84; and

•
the issuance of an aggregate of 987,507 shares of Immuno common stock to the holders of notes payable and other creditors of Immuno, in satisfaction of the indebtedness evidenced by the notes and accrued expenses due from Immuno to such creditors.

The balance of the indebtedness of Immuno prior to the Acquisition, approximately $165,177, remains outstanding, of which $121,326 will be paid by Immuno in six monthly installments beginning October 1, 2006, together with interest at the rate of 7% per annum. A copy of the form of Payment of Debt, Notice of Conversion and Subscription for Shares entered into by those creditors that agreed to accept shares of Immuno common stock in satisfaction of outstanding obligations is included in this current report as Exhibit 10.1.

Future Events

Immediately following the filing of this current report, we intend to ask our stockholders to approve a 3-for-1 reverse stock split and a change in our name to "Petals Decorative Accents, Inc." If approved, the reverse stock split will provide us with sufficient authorized but unissued shares of common stock to allow for the complete conversion into common stock of the outstanding preferred stock issued in connection with the Acquisition. After the effective date of a reverse split, the Series B Shares will be immediately convertible at the option of the holder. The Series A Shares will not be convertible until the first anniversary of the original issue date of such shares.

In addition, we intend to ask our stockholders to adopt a stock incentive plan to permit the issuance of incentive stock options, non-statutory stock options, stock awards, performance share awards and stock appreciation rights to our officers, directors, employees, consultants and advisors. After the approval of the plan by our stockholders, but no earlier than sixty (60) days after the filing of this current report, we intend to register the shares of common stock underlying the stock awards issued pursuant to this stock incentive plan with the SEC on Form S-8.

SUMMARY HISTORICAL FINANCIAL DATA OF
BUSINESS ACQUIRED

Petals’ fiscal year is the 52 or 53-week period ending on the Saturday closest to August 31 in each year. The summary statement of operations data shown below for the fiscal years ended September 3, 2005 and August 28, 2004, have been derived from Petals’ audited financial statements included elsewhere in this current report. The summary financial data at February 28, 2006 and March 5, 2005, and for the six-month periods then ended, have been derived from Petals’ unaudited financial statements included in this current report. Petals was organized in November 2003 and commenced operations in December 2003. As a result, Petals’ fiscal year ended August 28, 2004 includes only eight months of operations.

Operating results for Petals’ fiscal years ended August 28, 2004 and September 3, 2005 or for the six months ended February 28, 2006 or March 5, 2005 are not necessarily indicative of the future results of Immuno. For unaudited pro forma combined financial information of Petals and Immuno giving effect to the Acquisition, see Item 9.01, “Financial Statements and Exhibits--Pro Forma Combined Financial Statements” beginning at page F-1. The balance sheet data of Petals at February 28, 2006 does not reflect material developments since that date, including the completion of a private placement of $2.1 million of unsecured debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Petals - Recent Developments."

The summary financial data shown below should be read in conjunction with Petals’ financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Petals” which are included elsewhere in this current report.

	Six Months Ended		Fiscal Year Ended September 3, 2005	Fiscal Year Ended August 28, 2004
Statement of Operations Data:	February 28, 2006 (unaudited)	March 5, 2005 (unaudited)
Net sales	$11,278,214	$7,151,430	$14,800,145	$4,274,326
Cost of sales	5,176,012	3,808,214	7,799,751	2,591,037
Gross profit	6,102,202	3,343,216	7,000,394	1,683,289
Operations expense	2,331,463	1,399,063	2,795,669	1,158,342
Selling and marketing expense	3,820,929	2,268,954	5,458,519	1,920,390
Administrative expense	1,836,387	1,537,712	3,228,953	3,999,781
Interest expense	215,019	19,604	106,184	2,256
Net loss	(2,101,596)	(1,882,117)	(4,588,931)	(5,397,480)
Distribution on preferred stock	321,952	298,283	601,584	205,236
Net loss attributable to common membership interests	$(2,423,548)	$(2,180,400)	$(5,190,515)	$(5,602,716)

Balance Sheet Data:	At February 28, 2006 (unaudited)
Cash	$112,783
Working capital (deficit)	(827,339)
Total assets	6,802,694
Long-term debt due to affiliate	5,000,000
Accrued distributions	1,128,772
Accumulated deficit	(13,216,779)
Members deficit	(5,141,516)

THE ACQUIRED BUSINESS

Overview

Petals sells decorative silk flowers, plants and trees, along with complimentary decorative accents, which include mirrors, small furniture pieces, figurines, lamps and rugs. Petals sells its products through its mail order catalog and website. Petals imports the floral stems and other materials used in its products, primarily from China, and assembles them in its own facility in Portland, Tennessee. Petals’ order fulfillment is performed on an outsourced basis by a third party at a call center in Martinsville, Virginia and a distribution facility in Portland, Tennessee.

History of Petals’ business

Petals was organized in November 2003 to acquire the assets of Petals, Inc. (“Old Petals”). Old Petals was founded in 1939 as a wholesaler of paper flowers in New York City, eventually becoming a vertically integrated multi-channel retailer and wholesaler of decorative accent products serving a national customer base.

Old Petals was acquired in 1999 by Interiors, Inc., a provider of decorative accessories to the home furnishings industry, which reported fiscal year 2000 sales by Old Petals of $48.4 million. Interiors, Inc. subsequently experienced financial difficulties which adversely affected the operations of its subsidiaries, including Old Petals. Beginning in 2003, Old Petals reduced and then eliminated its catalog mailings, was unable to maintain adequate inventory, resulting in lost orders and delayed shipments, and failed to make refunds to customers. These actions resulted in a loss of revenue and significant damage to Old Petals’ business and its customer relationships.

In November 2003 the senior secured creditor of Old Petals purchased substantially all of the assets of Old Petals at a public foreclosure sale, and contributed them to Petals in exchange for its economic interest in Petals. Stephen M. Hicks, the President of Petals, is also the control person of Petals sole voting member and holders of its preferred economic interests.

Operations since inception

Upon acquiring control of the assets that now constitute the Petals business, the company set out to rapidly establish its operations in an effort to recover as many customers as possible from Old Petals’ mailing lists and to establish purchasing and distribution systems as quickly as possible.

To accelerate this process, Petals initially outsourced all its assembly and order fulfillment operations. During this start-up period, Petals sought to preserve what it believed to be the company’s core strategic assets of brand equity, design excellence and quality control, while developing an operating plan to capitalize on those strategic assets and establish a rational, fixed cost operating platform.

Petals established contact with its customer base, mailing catalogs in January, March, April, May and June of 2004. Due to the initial challenges in procurement of inventory, these catalogs offered a limited number of products and a limited number of Petals’ proprietary floral arrangements and decorative accent products.

•	In late fiscal 2005, Petals’ current management team took over from the interim transition management team.

•	In late fiscal 2005, Petals assumed responsibility for the assembly of its finished products, with the objective of improving quality and reducing product costs.

•	During fiscal 2005, Petals mailed 9.4 million catalogs in 13 mailings, generating approximately 182,000 orders with an average order size, excluding shipping and handling, of $88.36.

•	In early fiscal 2006, Petals established a new assembly facility in leased premises in Portland, Tennessee, giving it complete control over the product assembly process.

Petals products

Petals designs and assembles high-quality silk flower, plant and tree arrangements utilizing unique stems and other materials purchased by Petals from its manufacturers. Petals’ products can be used to decorate homes, apartments and offices. Petals regularly introduces new, original creations to meet the changing demands of its customers. Some of the advantages of silk flowers compared with real flowers are:

•	Silk flowers are long lasting and complement the décor of the home or office.

•	Silk flowers may be preferred by persons who are allergic to fresh flowers.

•	All designs can be previewed, knowing that a chosen bouquet or arrangement will be exactly what was ordered.

•	Favorite flowers may be purchased even if they are out of season.

Petals’ products are purchased principally for home décor. Petals’ price point is above average for these types of products, and its target market is the middle class to affluent woman. Over 95% of its customers are 35 or more years of age and nearly 75% have an annual household income of $50,000, as reported by Petals’ database vendor, I-behavior, Inc.

Product Design. Petals’ chief merchandising officer works with its chief designer and merchandising department to review its sales trends as well as apparent trends in the market place to design the floral products that will be offered during the next year. Because of the long lead time necessary to procure inventory, Petals’ merchandising planning cycle is approximately nine months so the design effort often needs to be completed in the year prior to the product being offered and delivered.

Purchasing. Most of the components used in the assembly of Petals’ products are purchased from vendors in China. Approximately, 40% of overseas purchases are from one vendor and the remainder is divided among six vendors. Petals is always billed in United States dollars and assumes no foreign currency risks. Petals’ purchases are generally done through letters of credit issued by a major United States bank. Petals is currently required to collateralize these letters of credit with cash. For 2006, Petals has arranged for credit lines from its vendors aggregating $600,000 for inventory purchases. There is generally a six-month delivery time for inventory from the date ordered until the date received.

Assembly.  In order to expedite the start of its business in 2003, Petals entered into an agreement with an independent contractor, NewRoads, Inc. ("NewRoads"), which has since changed its name to Accretive Commerce, to receive Petals’ inventory and assemble Petals’ products at a facility located in Tennessee. Petals assigned supervisory personnel to this independent contractor’s facility to oversee the assembly and shipping process. In November 2005, Petals started performing product assembly in a facility located near the facility of NewRoads in Portland, Tennessee. Petals hired 40 NewRoads employees to become its assembly workforce and made a payment of $60,000 to NewRoads to allow Petals to hire the entire labor force involved in Petals’ assembly process.

Order entry, customer support and shipment. NewRoads, Petals’ outsourced fulfillment subcontractor, remains responsible for operating a call center for product inquiries, order entry and customer support, and also operates a warehouse and distribution center where it provides Petals with inventory management services and ships products to Petals’ customers. On May 11, 2006, Petals entered into an amendment to its Master Services Agreement with NewRoads to amend, among other things, the term of the agreement and the payment and fee schedule. For more information regarding the amendment to the Master Services Agreement see "Management Discussion and Analysis of Financial Condition and Results of Operations of Petals - Recent Developments" below.

In mid to late 2006, we plan to lease and equip a 75,000 square foot scalable facility in Portland, Tennessee to serve as our own distribution center. The capital expense for this transaction is estimated at $600,000. In addition, we anticipate approximately $200,000 of additional costs to be incurred in connection with transitioning the fulfillment functions to this facility. This new facility will be financed with the proceeds from a private placement of unsecured promissory notes completed on June 16, 2006.

Pricing. For pricing, Petals reviews its sales trends and the apparent trends of competitors. Petals’ goal is to develop pricing that results in gross margins, after returns, in excess of 60% for its main floral line and 50% for decorative accessories such as lamps and rugs. Petals has yet to attain these goals. Petals’ gross margins have increased from 39.4% in fiscal 2004 to 47.3% in fiscal 2005 and 50.3% for fiscal 2006 to date.

Petals’ catalog and customer database

The main avenue for distribution of Petals’ silk flower and tree arrangements is through direct mail-order sales. Petals’ catalogs range from 36 to 92 pages and typically contain over 250 different floral designs and accessories. Petals’ catalogs are currently sent to customers fourteen times a year. Petals uses its own mailing lists as well as renting mailing lists from other catalogers and database cooperatives to generate catalog sales.

Petals’ internal customer database is comprised of approximately 1,500,000 buyers of which approximately 150,000 have placed orders during the past 12 months. Petals’ average order size for the first six months of fiscal 2006 was $99.77, excluding shipping, and for the first six months of fiscal 2006 was typically comprised of two items. For the fiscal year 2004, Petals mailed 3.3 million catalogs in five mailings and generated approximately 66,000 orders. During fiscal 2005, Petals mailed 9.4 million catalogs in 13 mailings and generated 182,000 orders.

Petals’ chief merchandising officer uses an in-house staff augmented by creative consultants to design and lay out each catalog. As a guideline, the team tries to maximize sales and profit per square inch of catalog space in determining the layout. In other words, products that are expected to have high sales and profit potential receive more prominent catalog space than products that are expected to generate lesser demand or profitability. Catalogs are designed for each season: spring, spring/summer, summer, and fall/holiday.

Approximately 90% of Petals’ sales for fiscal 2005 resulted from the combination of customers calling its outsourced call center to place orders from catalogs that they received from Petals and from customers going on its website to place orders. Most of these customers pay for their orders by credit card. Petals accepts all major credit cards and does not ship until the credit card number provided by the customer has been accepted. Approximately 10% of its sales are paid for by check, and result from customers writing to the company directly to place orders, in which case shipment is not made until the check clears.

Petals’ website

Petals also uses its website at www.petals.com to sell products offered in its Petals Catalogs, along with products exclusive to its website. Internet orders accounted for 24% of its net revenue in fiscal 2005. To date, Petals believes that approximately 80% of the orders placed through its website have been attributable to customers who received its catalog. Petals believes its website can increasingly become a cost-effective means of new customer acquisition. Petals’ efforts to build E-commerce sales include participating in paid advertising programs on Yahoo and Google, along with affiliate advertising programs, for which it pays sales commissions.

Competition

Large mass-market retailers, such as Wal-Mart, and specialty retailers, such as Michael’s Stores, dominate the market. Generally, these retailers offer a mass-produced product at a significantly lower price point than Petals does. In comparison, Petals competes on the basis of higher quality, proprietary products targeted to a more affluent customer base.

Numerous other retailers that have traditional brick and mortar locations as well as direct-to-consumer operations also present Petals with competition in the broadly defined decorative accents market segment. These competitors include Pier 1, Bombay Company, Ballard Designs, Frontgate, Lillian Vernon and other similar companies. These competitors focus on products other than the silk flowers that form the core of Petals’ product offering. To the extent that these competitors offer silk flowers, it is as an adjunct of their own home products and decorative accents business. Petals does not believe that silk flowers are a significant category for any of these competitors.

Petals competes on the basis of its core product offering, uniquely designed permanent silk flower botanical arrangements, by selling these products at competitive price points. While some of its competitors offer floral arrangements, they are typically “pre-made,” meaning that the arrangements are designed and mass produced by a manufacturer rather than having been developed by a designer or merchant for a specific market, or target customer group.

Most of Petals’ competitors have substantially greater financial and other resources, more established name recognition and customer goodwill and longer operating histories than Petals does. There can be no assurance that Petals will be able to compete successfully against these other companies.

Employees

At June 30, 2006, Petals had 54 employees, of whom 30 are engaged in assembly operations at its manufacturing facility in Tennessee. None of its employees are subject to collective bargaining agreements.

Properties

Petals currently operates out of office space located at 90 Grove Street, Ridgefield, Connecticut, which serves as its headquarters. The lease agreement expires on December 31, 2008 and calls for monthly rent payments of $21,010. The lessor, Southridge Holdings, LLC, is an entity affiliated with Petals’ president and chairman, Stephen M. Hicks. Following the Acquisition, Mr. Hicks will also serve as president and chairman of Immuno.

Petals also leases a 54,000 square foot facility in Portland, Tennessee, which serves as its principal assembly facility. The lease agreement expires in September 30, 2008 and calls for monthly rent payments of $14,935.

MANAGEMENT DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PETALS

The following management’s discussion and analysis of financial condition and results of operations relates to the historical financial statements of Petals for its fiscal years ended August 28, 2004 and September 3, 2005 and for the six months ended February 28, 2006 which are included elsewhere in this Report, and should be read in conjunction with those financial statements and the notes thereto.

After the Acquisition, Immuno intends to operate the business formerly carried on by Petals. However, the historical operating results of Petals are not necessarily indicative of the future results of Immuno. For unaudited pro forma combined financial information of Petals and Immuno giving effect to the Acquisition, see Item 9.01, “Financial Statements and Exhibits--Pro Forma Combined Financial Statements” beginning at page F-1.

Overview

Petals sells decorative silk flowers, plants and trees, along with complimentary decorative accents, which include mirrors, small furniture pieces, figurines, lamps and rugs. Petals sells its products through its mail order catalog and website. Petals imports the floral stems and other materials used in its products, primarily from China, and assembles them in its own facility in Portland, Tennessee. Petals’ order fulfillment is performed on an outsourced basis by a third party at a call center in Martinsville, Virginia and a distribution facility in Portland, Tennessee.

Petals’ fiscal year has historically been the 52 or 53-week period ending on the Saturday closest to August 31 in each year.

Operations since Petals’ inception

Upon acquiring control of the assets that now constitute Petals early in fiscal year 2004, Petals’ first priority was to rapidly re-establish its operations. Its goals were to recover as many customers as possible from Old Petals’ mailing lists and establish purchasing and distribution systems as quickly as it could.

To accelerate this process, Petals initially outsourced all its assembly and order fulfillment operations. During this start-up period, Petals sought to preserve what it believed to be the company’s core strategic assets of brand equity, design excellence and quality control, while developing an operating plan to capitalize on those strategic assets and establish a rational, fixed cost operating platform.

•
During the second half of fiscal 2004, Petals re-established contact with its customer base, mailing catalogs in January, March, April, May and June. Due to the initial challenges in procurement of inventory, these catalogs offered a limited number of products and included very few proprietary floral arrangements or decorative accent products.

•	In late fiscal 2005, Petals’ current management team took over from the interim transition management team.

•	In late fiscal 2005, Petals assumed responsibility for the assembly of its finished products, with the objective of improving quality and reducing product costs.

•
During fiscal 2005, Petals mailed 9.4 million catalogs in 13 mailings, generating approximately 182,000 orders with an average order size, excluding shipping and handling, of $88.36. Approximately 24% of its revenue in fiscal 2005 was attributable to orders placed on its website, generally by recipients of its catalog.

•	In early fiscal 2006, Petals established a new assembly facility in leased premises in Portland, Tennessee, giving it complete control over the product assembly process.

Description of Petals’ revenues, costs and expenses

Net revenue. Petals’ net revenue is comprised of product sales derived from mailing of catalogs and from visitors to its Internet site, shipping and handling charged on product sales, and revenue from the renting of its mailing list less reductions for bad debt and promotional discounts offered. Net revenues are reduced by credits for product returns and chargebacks that may arise as a result of shipping errors, product damage in transit or other reasons that can only become known subsequent to recognizing the revenue.

Cost of sales. Petals’ cost of sales includes the cost of finished goods bought directly from the manufacturer or components purchased from its suppliers and assembled at its plant, labor for product assembly, freight associated with the transport of finished goods or components from the manufacturing vendor to its plant, packaging materials used to box and secure its products during shipping to its customers and the freight expense associated with shipping finished products to its customers.

Operating expense. Petals’ operating expense includes credit card fees, telephone expense for its toll free number, order entry fees for telemarketing representatives to take phone calls, answer customer questions relating to products for sales and record any orders, customer service fees to handle after sales questions or concerns, labor related to receiving inventory, inventory storage charges, labor related to picking, packing and shipping of each order and the cost of invoices that get mailed along with the product. Petals utilizes and pays a third party provider for these services at contracted rates. Also included in operating expense is the fixed portion of its manufacturing overhead, including rent, taxes, utilities and equipment rental.

Selling and marketing expense. Petals’ selling and marketing expense consists primarily of the cost of producing, printing and mailing its catalogs. It also includes the cost of commissions paid to affiliate advertising programs, cost of e-mail campaigns and paid search advertising fees, and amortization of the customer lists Petals acquired from Old Petals in 2003.

Administrative expense. Petals’ administrative expense includes salaries and related payroll cost for its executive officers, outside professional consulting and professional fees, insurance, rent and related facilities costs for its Ridgefield, Connecticut headquarters, travel, technology consulting and bank charges and depreciation on equipment.

Factors, trends and challenges that have affected Petals’ results of operations

In reading Petals’ financial statements, you should be aware of the following factors, trends and challenges that management believes are important in understanding its financial performance, and actions Petals has taken and plans to take in response.

Initiatives to improve customer acquisition and retention and increase demand per catalog. The cost of producing and mailing catalogs is substantial, amounting to $5 million in fiscal 2005. In order to meet its business objectives, Petals must leverage this investment by continuing to improve its demand per catalog. Gross product demand is the total value of orders Petals receives, before deduction for product returns and orders it is unable to fill. Demand per catalog, which is Petals’ gross product revenue for any period divided by the total number of catalogs it mailed during that period, is a key measure of the success of Petals’ merchandising efforts and the principal driver of its revenues.

Petals’ demand per catalog in fiscal 2005 was $1.71, a moderate increase over $1.54 in fiscal 2004. For 2006, Petals plans to mail 10.3 million catalogs in 14 mailings. To stimulate demand, its catalog marketing will include targeted promotional offers which are intended to reinforce the customer loyalty of its existing core buyers, reestablish a relationship with lapsed buyers and accelerate the acquisition of new buyers.

To increase demand, its merchandising will focus on reintroducing the Old Petals catalog’s prior top selling, designer-created, silk botanicals, in combination with introducing new silk botanical products that capture current home design trends. In addition, Petals intends to increase the selection of decorative accent products such as containers, figurines, rugs, mirrors and lamps, to help it to more effectively present its core merchandise, silk botanicals, in lifestyle settings, which Petals believes may encourage more and larger orders from each catalog.

Initiatives to enhance and maintain Petals’ catalog yields. Petals’ net revenue divided by gross product demand, which Petals refers to as its yield, has increased from 70% in fiscal 2004, its first year of operations, to 78% in fiscal 2005 and 80% in the first six months of fiscal 2006. Low yields reflect lost revenue, due either to product returns or to orders that cannot be filled because the merchandise ordered is not in stock.

Petals’ merchandising operating cycle is long and may extend for eight or nine months, including product planning and design, manufacture of components by its suppliers in Asia, transport to its assembly facility by ship and product assembly in its facility. Petals currently plans each catalog eight or more months in advance, in order to offer the best and most current product and meet its manufacturers’ lead times, so as to have sufficient quantities of appropriate, high quality merchandise on hand with which to fill orders.

Petals’ low yield in fiscal 2004 is a result of the decision to accelerate the re-establishment of contact with its customers, which resulted in problems relating to merchandise availability and, to a lesser extent, quality issues. When Petals first commenced operations, its ability to plan and choose the product assortment based on projected customer response, as well as to obtain the necessary merchandise in the correct quantity was limited. As a result Petals experienced inventory shortages and low fill rates due to unavailability of merchandise.

Petals believes that a typical return rate in its industry is in the range of 4% to 6% and that typical lost fill rates are in the range of 6% to 8%. In order to achieve its business objectives, Petals will need to achieve and maintain its yields at or near those levels.

Initiatives to reduce Petals’ cost of sales and improve the efficiency of its supply chain. Petals purchases most of the components it uses in assembling its products, and some finished goods, primarily decorative accessory products, from suppliers in China. Although the cost of the products that it purchases is advantageous in China, the long lead times associated with the manufacturing and shipping of the goods to the United States require it to commit capital resources for as long as three months at times before inventory is received.

The long lead times for components from its suppliers in China also require it to buy in larger quantities than are optimal, resulting in high inventory levels, inventory turns which are below optimal levels and increased risk of inventory obsolescence. In addition, shipping product from China to its distribution center is expensive, averaging approximately 15% of the total product cost.

A significant component of Petals’ cost of sales is the cost of assembly of its products. In order to expedite the start of its business in fiscal 2004, Petals contracted with an independent third party to receive its inventory and assemble its products at a facility located in Tennessee. During fiscal 2005, Petals concluded that it would be more cost effective to undertake control of the assembly operations itself. As a result, Petals assumed responsibility for the assembly of finished products commencing in June 2005.

As an initial step in establishing its independent assembly operations, Petals sublet space and equipment in a facility owned by the contractor that had been responsible for its assembly efforts prior to June 2005. In October 2005, Petals entered into a three-year lease of a 54,000 square foot warehouse facility in Portland, Tennessee. Petals started assembling product within this facility in November 2005. The new procedures have resulted in lower assembly costs as well as significant increases in productivity per employee labor hour.

Initiatives to reduce Petals’ order fulfillment costs. Upon commencing operations in 2003, Petals also used outside vendors for its product distribution and call center functions. In mid to late 2006, Petals plans to lease a 75,000 scalable facility in Portland, Tennessee to serve as its own distribution center. Its goal is to reduce its warehouse and product distribution cost per order by approximately 35%, although no assurances can be given that Petals will achieve this goal. This facility will be financed by the proceeds of a private placement of unsecured promissory notes completed on June 16, 2006, which is described in more detail under the heading “Recent Developments” below.

Petals plans to continue to outsource its call center operations.

Critical accounting policies and estimates

The preparation of financial statements and related notes in conformity with accounting principles generally accepted in the United States of America requires Petals to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Petals evaluates its estimates, including those related to bad debts, inventories, income taxes, restructuring and impairments and contingencies and litigation.  Petals bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

The accounting policies discussed below are those that Petals considers to involve estimates based on assumptions about matters that are highly uncertain at the time the estimate is made, and where different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially affect its financial statements.

Revenue recognition. Petals’ revenue is comprised of product sales derived from:

•	product sales derived from mailing of catalogs to its core customer base and to prospective customers and from visitors to its Internet site,

•	shipping and handling revenue charged on product sales, and

•	revenue from the renting of its mailing list.

Generally, sales orders are received via signed customer orders to Petals’ call center or via the Internet with stated fixed prices based on published prices set forth in its catalogs and on its Web site.  Petals records estimated reductions to product revenue for customer programs, which may include special volume incentives and other promotions.  Should market conditions decline, Petals may increase customer incentives with respect to future sales.

Petals also records estimated reductions to revenue, based primarily on historical experience, for customer returns and chargebacks that may arise as a result of shipping errors, product damage in transit or for other reasons that can only become known subsequent to recognizing the revenue.  Purchased products may be returned by customers for a period of 30 days. Petals’ sales returns, as a percentage of product revenue shipped, have typically run between 5 to 10% and averaged around 7%. At February 28, 2006, Petals had a reserve of 5% of February’s product sales before shipping revenue. If the amount of actual customer returns and chargebacks were to increase significantly from the estimated amount, revisions to the estimated allowance would be required and made.

Approximately 90% of all sales are made by charging customer credit cards at the time of shipment. Shipment is not made if the charge to the credit card is not accepted. Approximately 10% of orders are paid by check. Revenues from the rental of Petals’ mailing list are recognized when the party renting the list is invoiced by its third party list manager.

Inventory valuation. Inventories are valued at the lower of cost or market.  Cost is determined by the average cost method.  Petals records reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, market conditions, and sales forecasts.  If market acceptance of its existing products or the successful introduction of new products should significantly decrease, inventory write-downs could be required. Any such write-downs would increase its cost of sales. Potential additional inventory write-downs could result from unanticipated additional quantities of obsolete finished goods and raw materials, and/or from lower disposition values offered by the parties who normally purchase surplus inventories.  At September 3, 2005 and at February 28, 2006, Petals had obsolete inventory reserves totaling approximately $0.4 million.

Long-lived assets, including intangible assets. Petals acquired customer mailing lists as part of the assets purchased from the creditors of Old Petals in 2003. The customer mailing lists are being amortized on a straight-line basis over 5 years. In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Petals reviews the carrying value of its long-lived assets, including intangible assets subject to amortization, for impairment whenever events and circumstances indicate that the carrying value of the assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets over their remaining economic life. If the undiscounted cash flows are not sufficient to recover the carrying value of such assets, the assets are considered impaired. The impairment loss is measured by comparing the fair value of the assets to their carrying values. Fair value is determined by either a quoted market price or a value determined by a discounted cash flow technique, whichever is more appropriate under the circumstances involved.

Results of Operations

Six month periods ended February 28, 2006 and March 5, 2005

The following table sets forth Petals’ results of operations data for the first six months of fiscal 2006 and 2005 as a percentage of its net revenue, and the percentage change in the dollar amount of each item from fiscal 2005 to fiscal 2006.

	Six months ended
	February 28, 2006	March 5, 2005	Percentage change 2005 to 2006

Net revenue	100.0%	100.0%	57.7%
Cost of sales	45.9%	53.3%	35.9%
Gross profit	54.1%	46.7%	82.5%

Operating expense	20.7%	19.6%	66.6%
Selling and marketing expense	33.9%	31.7%	68.4%
Administrative expense	16.3%	21.5%	19.4%
Interest expense	1.9%	0.3%	996.8%

Net loss	(18.6)%	(26.3)%	11.7%

Net revenue. Net revenue increased 57.7%, from $7.2 million in the first six months of fiscal 2005 to $11.3 million for the corresponding period in fiscal 2006. The increase was due primarily to the increase in the number of catalogs mailed, from 4.4 million in the first six months of fiscal 2005 to 6.8 million in the corresponding period of fiscal 2006, having a larger 12-month buyer list to mail to which typically results in higher demand per catalog, and attracting more customers to Petals’ website.

Costs of sales. Cost of sales increased 35.9%, from $3.8 million in the first six months of fiscal 2005 to $5.2 million in the corresponding period of fiscal 2006. The increase in dollar amount was attributable to increased volume of products shipped in fiscal 2006, partially offset with lower labor cost resulting from Petals’ having assumed responsibility for its assembly operations and improved product sourcing resulting in lower costs for decorative accessory products.

Gross profit. Gross profit increased 82.5%, from $3.3 million in the first six months of fiscal 2005 to $6.1 million in the corresponding period of fiscal 2006. Petals’ gross margin, or gross profit as a percentage of net revenue, increased from 46.7% in the first six months of fiscal 2005 to 54.1% in the corresponding period of fiscal 2006. The improvement in its gross margins was due primarily to lower labor costs resulting from Petals having assumed responsibility for its assembly operations in the second half of 2005 and more cost effective procurement of decorative accessory products.

Operating expense. Petals’ operating expense increased 66.6%, from $1.4 million in the first six months of fiscal 2005 to $2.3 million in the corresponding period of fiscal 2006. Operating expense as a percentage of net revenue increased from 19.6% in the first six months of fiscal 2005 to 20.7% in the corresponding period of fiscal 2006. The increase in dollar amount was attributable primarily to increased variable call center and distribution costs payable to its third party fulfillment subcontractor as a result of its higher sales volumes. The increase as a percentage of sales was due to inventory build up and the associated storage costs.

Selling and marketing expense. Petals’ selling and marketing expense increased 68.4%, from $2.3 million in the first six months of fiscal 2005 to $3.8 million in the corresponding period in fiscal 2006. Selling and marketing expense as a percentage of net revenue increased from 31.7% in the first six months of fiscal 2005 to 33.9% in the corresponding six months of fiscal 2006. The increase in dollar amount was primarily attributable to the cost of producing and mailing the larger number of catalogs Petals mailed in fiscal 2006. The increase as a percentage of sales is due to a higher mix of catalog circulation sent to customers who have not previously purchased from Petals, which typically carry a lower yield than catalogs sent to customers on its 12-month buyer list.

Administrative expense. Administrative expense increased 19.4%, from $1.5 million in the first six months of fiscal 2005 to $1.8 million in the corresponding period of fiscal 2006. Administrative expense as a percentage of net revenue decreased from 21.5% in the first six months of fiscal 2005 to 16.3% in the corresponding period of fiscal 2006. The increase in dollar amount was due primarily to an increase in corporate personnel to manage Petals’ growing operations, plus the accrual of $200,000 for a personnel litigation matter. The decrease in administrative expense as a percentage of net revenue is attributable to the fact the Petals’ net revenue grew more rapidly than its administrative expense.

Interest expense. Interest expense increased 996.8%, from $0.02 million in the first six months of fiscal 2005 to $0.2 million in the corresponding period of fiscal 2006. The increase was primarily attributable to the conversion of $5,000,000 from Petals’ revolving credit line carrying interest at the rate of 2.5% to term notes carrying interest at the rate of Prime +2%, plus higher outstanding balances carried under the line.

Fiscal years ended September 3, 2005 and August 28, 2004

The following table sets forth our results of operations data for fiscal 2005 and 2004 as a percentage of our net revenue, and the percentage change in the dollar amount of each item from fiscal 2004 to fiscal 2005.

	Fiscal 2005	Fiscal 2004	Percentage change 2004 to 2005

Net revenue	100.0%	100.0%	246.3%
Cost of sales	52.7%	60.6%	201.0%
Gross profit	47.3%	39.4%	315.9%

Operating expense	18.9%	27.1%	141.4%
Selling and marketing expense	36.9%	44.9%	184.2%
Administrative expense	21.8%	93.6%	(19.3)%
Interest expense	0.7%	0.1%	4,606.7%

Net loss	(31.0)%	(126.3)%	(15.0)%

Net revenue. Net revenue increased 246.3%, from $4.3 million in fiscal 2004 to $14.8 million in fiscal 2005. Fiscal 2004 was our first year of operations and included only eight months of shipments, as we mailed our first catalog in January 2004. Our increased revenue in fiscal 2005 was primarily attributable to a full year of operations and the related increase in the number of catalogs we mailed, from 3.3 million in fiscal 2004 to 9.4 million in fiscal 2005, and to higher demand per catalog and catalog yield in fiscal 2005 as a result of better merchandising, driven by the reintroduction of propriety silk floral designs and addition of decorative accessory products to our catalog.

Cost of sales. Cost of sales increased 201%, from $2.6 million in fiscal 2004 to $7.8 million in fiscal 2005. The increase in dollar amount was attributable to increased volume of products shipped in fiscal 2005; this was partially offset by the reintroduction of proprietary designs that carry larger gross margins than the domestic pre-made products sourced in fiscal 2004.

Gross profit. Gross profit increased 315.9%, from $1.7 million in fiscal 2004 to $7.0 million in fiscal 2005. Our gross margin, or gross profit as a percentage of net revenue, improved from 39.4% in fiscal 2004 to 47.3% in fiscal 2005. The increase in gross profit was the result of growth in our net revenues and the improvement in our gross margin, due to by the reintroduction of proprietary designs that carry larger gross margins than the domestic pre-made products sourced in fiscal 2004.

Operating expense. Operating expense increased by 141.4%, from $1.2 million in fiscal 2004 to $2.8 million in fiscal 2005. Operating expense as a percentage of net revenue decreased from 27.1% in fiscal 2004 to 18.9% in fiscal 2005. The increase in dollar amount was due primarily to higher variable fulfillment costs associated with higher sales volumes in fiscal 2005. The decrease in operating expense as a percentage of net revenue was due to higher volume, which better absorbed the fixed portion of our operating expense.

Selling and marketing expense. Selling and marketing expense increased 184.2%, from $1.9 million in fiscal 2004 to $5.5 million in fiscal 2005. Selling and marketing expense as a percentage of net revenue decreased from 44.9% in fiscal 2004 to 36.9% in fiscal 2005. The increase in dollar amount was primarily attributable to an increase in the cost of producing and mailing a larger number of catalogs in fiscal 2005. The decrease in selling and marketing expense as a percentage of net revenue was due primarily to increased demand per catalog and catalog yields in fiscal 2005, as a result of better merchandising and improvements in our product procurement processes, plus a lower average cost per catalog due to the increase in circulation which better amortized the fixed portion of the catalog production cost.

Administrative expense. Administrative expense decreased 19.3%, from $4.0 million in fiscal 2004 to $3.2 million in fiscal 2005. Administrative expense as a percentage of net revenue decreased from 93.6% in fiscal 2004 to 21.8% in fiscal 2005. The decrease in dollar amount was attributable primarily to lower costs associated with hiring in a full-time management team to replace the consulting team that ran the company during its first year of operations. Also, our administrative expenses in fiscal 2004 included organizational expenses related to getting the company operational such as professional fees, consulting and relocation expenses. The decrease in administrative expense as a percentage of net revenue was the result of the growth of our net revenues and to a lesser extent, the decrease in dollar amount of our administrative expense.

Interest expense. Interest expense increased from an immaterial amount in fiscal 2004 to $0.1 million in fiscal 2005. The increase was primarily the result of higher outstanding balances under our $1.5 million revolving credit facility.

Liquidity and capital resources

Petals has funded its operations to date through loans and the issuances of preferred economic interests. The loans are as follows:

Bank. Petals has a five-year $1,500,000 revolving line of credit from a bank that matures in December 2009 and requires monthly payments of interest. Interest is charged at the rate of one percentage point above the prevailing interest rate, as defined. This credit facility is guaranteed by its President and an entity controlled by him and is collateralized by all of Petals’ business assets and real estate owned by an entity controlled by its President. The revolving credit line requires an annual 30-day cleanup period. Petals did not effect a cleanup period in 2005. Petals’ average month-end balance outstanding for the year ended September 3, 2005 under the line of credit was $1,500,000. The outstanding principal balance at September 3, 2005 was $1,500,000, and no amount was available for additional borrowing under the line of credit.

Affiliated Party. At September 3, 2005 Petals had a $10,000,000 revolving credit facility extended by two entities that are affiliated with its chairman. Loans under this revolving line of credit bear interest at the rate of 2.5% per annum and are secured on a subordinated basis by all of its business assets. The revolving credit agreement requires Petals to obtain the lenders’ consent to enter into certain agreements and transactions, including mergers, declaring dividends on its common stock, or make any changes in accounting principles except those required under accounting principles generally accepted in the United States. Advances requested by Petals under the line of credit are made by the lenders in their sole discretion. Petals’ average month-end balance outstanding for the year ended September 3, 2005 under the line of credit was $1,644,167. The outstanding principal balance at September 3, 2005 was $4,665,000.

On November 30, 2005, $5,000,000 of the principal amount outstanding under the revolving credit line was converted into secured term notes maturing on December 31, 2008 and bearing interest at the rate of two percentage points above prime. Interest accruing on these term notes is payable, at the election of the lenders, in Petals’ common equity. Petals’ indebtedness under these term notes is reflected as long-term debt due to affiliate on the accompanying balance sheets.

On November 30, 2005 the same two affiliated lenders entered into a $5,000,000 revolving line of credit with Petals that replaces the preceding revolving credit facility. The terms of the credit facility are substantially the same as those of the prior revolving credit facility. All borrowings under this revolving credit agreement become due upon the occurrence of (1) the issuance of any debt or equity securities (in any combination) by Petals in one or more related transactions in exchange for cash consideration of at least $15,000,000, (2) a sale or transfer of all or substantially all of its assets to another person, or (3) a transaction that results in a change in control of Petals. Any unpaid principal balance under this revolving credit line as of January 1, 2007 will be converted to a term note due on December 31, 2008 and bearing interest at the rate of two percentage points above prime. At February 28, 2006, the principal balance due under this facility was $1,005,000.

Issuance of preferred economic interests. In addition, from inception to February 28, 2006 Petals raised an aggregate of $6.3 million in cash through the issuance to entities affiliated with its Chairman of Petals’ first class preferred economic interests. Petals’ first class and second class preferred economic interests carry dividends at the rates of 8% and 6% per annum on their stated value, payable annually in cash. No dividends have been paid by Petals to date. The amount of the dividends accrued and unpaid in respect of Petals’ first class and second class preferred economic interests at February 28, 2006 was $908,649 and $197,588, respectively.

Sources and uses of cash

Operating activities. Net cash used by operating activities for fiscal 2005 was $6.6 million. The main use of funds was to finance Petals’ operating loss of $4.6 million and to fund a $3.1 million increase in its inventories to support future growth. These uses were partially offset by a $1.0 million increase in its accounts payable and accrued expenses.

Net cash used by operating activities for the six months ended February 28, 2006 was $0.5 million. The main use of funds was to finance Petals’ operating loss of $2.1 million and to fund a $0.7 million increase in inventories due to a shortfall in sales to forecast for the December month. These uses were partially offset by a $1.6 million increase in accounts payable and accrued expenses.

Investing activities. Net cash used in investing activities was $0.2 million for fiscal 2005, primarily for fixed asset acquisitions, principally computer equipment and software.

Net cash used in investing activities was $0.3 million for the six months ended February 28, 2006. The majority of the funds were used to establish Petals’ assembly operation in Tennessee, which went operational in November 2005.

Financing activities. Petals’ financing activities provided net cash in the amount of $6.8 million in fiscal 2005, consisting of borrowings of $1.5 million under its bank credit facility, and of $4.2 million under the lines of credit from entities affiliated with its Chairman and the issuance of first class preferred economic interests of $0.7 million.

Petals’ financing activities provided net cash of $0.9 million in the first six months of fiscal 2006, attributable to increased borrowings under its line of credit from entities controlled by its Chairman.

Recent Developments

Amendment to Master Services Agreement with NewRoads, Inc. Since commencing operations in 2003, Petals has used an outside vendor, Newroads, Inc., for its warehouse and product distribution functions. On May 4, 2006, Petals was notified by NewRoads that NewRoads believed that Petals had defaulted under the terms of the Master Services Agreement between the two parties and that Petals owed NewRoads approximately $845,000, which included a retroactive consumer price index adjustment to fees paid and owed over the past sixteen months. On May 11, 2006, Petals agreed to pay NewRoads in accordance with the demand letter and entered into an amendment to the Master Services Agreement. Pursuant to this amendment, Petals provided NewRoads with an irrevocable bank letter of credit for $200,000 to secure future payment of fees. In addition, the payment terms of the Master Services Agreement were changed such that weekly fees would be billed in advance and would later be reconciled to actual billings and adjusted accordingly. The amendment also provided that the term of the Master Services Agreement would be changed such that NewRoads would have the option of extending the contract to January 31, 2007 and if terminated earlier, Petals would be required to pay a termination payment equal to the product of (a) the greater of (i) $35,000, or (ii) the average weekly billing for the last 12 months pursuant to the Master Services Agreement, multiplied by (b) the number of weeks remaining in the contract.

Inventory Adjustment. At end of May 2006 a physical inventory was taken at Petals assembly facility in Portland, Tennessee, which uncovered a shortfall in inventory of $349,000. The shortfall is believed to be the result of procedural failures resulting from a lack of a warehouse management system being in place. A warehouse management system is scheduled to be implemented in August 2006, but until that time the company is susceptible to further procedural failures that could result in inaccuracies in valuing the inventory.

Issuance of unsecured promissory notes. On June 16, 2006, Petals sold nonnegotiable unsecured term promissory notes in the aggregate principal amount of $2,135,000 in a private placement to fifteen accredited investors (the “Bridge Notes”). The aggregate gross proceeds of the offering were $1,525,000. The Bridge Notes do not bear interest, but instead were issued at a discount to their face amount. Each Bridge Note has a principal amount due at maturity equal to one hundred forty percent (140%) of the amount paid to purchase the Bridge Note. As of June 30, 2006, there was an aggregate of $2,135,000 in principal amount of the Bridge Notes outstanding.

The Bridge Notes are due in full on December 31, 2007. Pursuant to terms of the Bridge Notes, Petals shall prepay the Bridge Notes in quarterly installments on the 15th day of January, April, July and October, beginning with January 15, 2007 and continuing until the earlier of the Bridge Notes being paid in full or the maturity date. On each quarterly prepayment date, each Bridge Note holder will receive its pro-rata portion (based on the aggregate amount of the outstanding principal of all of the Bridge Notes) of the amount equal to the product of the (i) the number of orders shipped by the Company during the previous quarter multiplied by (ii) $2.00. For example, if Petals were to ship 70,000 orders between September 1, 2006 and December 31, 2006, the aggregate amount of the first payment due to the holders of the Bridge Notes on January 15, 2007 would be $140,000.

Approximately $1.0 million of the cash proceeds of the Bridge Notes were acquired by Immuno, and the obligations associated with the Bridge Notes were assumed by Immuno as part of the Acquisition. Approximately $175,000 of the proceeds were used by Petals to pay down a portion of the revolving line of credit from Southridge Partners LP and Southshore Capital Fund, Ltd. Petals’ President, Stephen M. Hicks, is affiliated with both Southridge LP and Southshore Capital Fund, Ltd. The Form of Note Subscription Agreement and the Form of Nonnegotiable Unsecured Promissory Note sold in this offering are attached to this current report as exhibits 10.21 and 10.22 respectively.

New Distribution Center. In mid to late 2006, Petals plans to lease and equip a 75,000 square foot scalable facility in Portland, Tennessee to serve as its own distribution center. Petals’ goal is to reduce its warehouse and product distribution cost per order by approximately 35%, although no assurances can be given that Petals will achieve this goal. The capital expense for this transition is estimated at $600,000. In addition, Petals anticipates approximately $200,000 of additional costs to be incurred in connection with transitioning its fulfillment functions from its outside vendor to its new facility. A majority of the proceeds of the Bridge Notes will be utilized to finance the commissioning of this new facility and the transitioning of Petals' fulfillment function to the new facility. Petals does not anticipate this facility to be operational before January 2007.

RISK FACTORS

The following summary of risks associated with Immuno's business gives effect to the Acquisition and the consummation of the Transactions. In addition to the following risks, an investor should be mindful that the business is often subject to risks not foreseen by management. Accordingly, in reviewing this current report on Form 8-K, the reader should keep in mind other risks that could be important. Any investment in Immuno’s common stock is highly speculative and involves a high degree of risk. Each prospective investor is urged to carefully consider the risks and uncertainties described below, in addition to the risks set forth elsewhere in this current report on Form 8-K. While these are the risks and uncertainties that we believe are most important to consider, these risks may not be the only risks which we may face. If any of the following risks actually occur, our business, prospects, financial condition and results of operations would likely suffer and the value of Immuno’s common stock would decline.

Risks Related to Petals’ Recent Organization and Limited Operating History

Petals had a limited history of operations and has sustained continuous operating losses, and there is no assurance that we will achieve profitability in the future.

Petals had a limited history of operations and sustained continuous operating losses from its inception. We cannot predict when, or if, we will ever achieve profitability through operation of the Petals business. Petals’ current business operations began in November 2003 and resulted in losses in each fiscal period. Its accumulated deficit as of February 28, 2006 was $13.2 million. We will need to generate significantly greater revenues than Petals has in the past to achieve profitability.  There can be no assurance that we will be able to do so. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.  If we continues to experience operating losses, you may lose all or part of your investment.

Our future prospects must be considered in light of the facts that plans of relatively new and underfunded businesses often do not get implemented as quickly or effectively as management initially intends and we may lack the resources to respond quickly to opportunities or identify potential problems. We cannot be certain that the Petals business strategy will be successful or that we will ever be able to maintain or significantly increase revenue-generating activities. Petals management believes that it is probable that it will incur periods of operating losses and negative cash flow for the foreseeable future.

Petals had limited financial resources and the auditors’ report on its financial statements indicated that there was significant uncertainty about its ability to continue as a going concern. Absent additional financial resources, we will be unable to undertake programs designed to expand Petals business as described in this current report on Form 8-K.

Petals had limited financial resources and substantial amounts of debt. Petals’ auditors indicated that there is significant uncertainty about its ability to continue as a going concern in their report on Petals’ financial statements for the fiscal year ended September 3, 2005. Absent sufficient cash from operations, we will require additional financing to expand the Petals business and implement its strategic plan. There can be no assurance that Petals’ operations will generate sufficient cash or that outside financing will be available or found. If we are unable to obtain additional financing, we may not be able to maintain or expand our revenue producing activities or achieve profitability.

Additional financing, if available, could result in increased interest expenses or additional dilution to Immuno’s shareholders. If additional funds are needed and are not available, our business could be negatively affected.

If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. We may need to modify or abandon our growth strategy, eliminate product offerings or curtail catalog mailings, any of which could negatively impact our results of operations and financial position. If additional funds are raised through a bank credit facility or the issuance of debt securities, the terms of such indebtedness could impose restrictions on our operations.

Our substantial amount of debt may limit the cash flow available for our operations and place us at a competitive disadvantage and may limit our ability to pursue its expansion plans.

Petals had a substantial amount of debt, most of which we have assumed. On June 30, 2006, Petals had total debt of approximately $11.6 million, all but $3.0 million of which we assumed in the Transactions, including approximately $2.135 million in indebtedness under the Bridge Notes. Our level of indebtedness has important consequences to your investment in Immuno. For example, our level of indebtedness may:

•	require us to use a substantial portion of our cash flow from operations to pay interest and principal on senior debt, for working capital, capital expenditures and other general corporate purposes,
•	limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans and other investments, which may limit our ability to implement our business strategy,
•	result in higher interest expense if interest rates increase on our floating rate borrowings,
•
heighten our vulnerability to downturns in our business, the industry or in the general economy and limit our flexibility in planning for or reacting to changes in our business and the retail industry, or

•	prevent us from taking advantage of business opportunities as they arise.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in amounts sufficient to enable us to make payments on our indebtedness or to fund our operations.

Risks Relating to Investing in a Controlled Company

Immuno’s controlling shareholder has significant influence over the Company.

After giving effect to the Acquisition and the transactions, Petals controls Immuno and beneficially owns approximately 95.5% of Immuno’s common stock, on a fully diluted, as-converted to common stock basis. Petals is controlled by affiliates of Stephen M. Hicks, the chairman of Immuno’s board of directors. As a result, Mr. Hicks possesses significant influence over our affairs. Petals’ stock ownership and relationships with members of Immuno’s board of directors may have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Immuno, which in turn could materially and adversely affect the market price of Immuno’s common stock.

Risks Related to the Petals Catalog/Direct Marketing Business

Petals depends on a third party to carry out its customer call center, order fulfillment and distribution operations, and any significant interruption in these outsourced operations could disrupt our ability to process customer orders and to deliver our merchandise in a timely manner.

The Petals customer call center is operated on an outsourced basis by NewRoads, Inc. at its facility in Martinsville, Virginia, and Petals’ order fulfillment and distribution operations are performed by NewRoads at its facility in Portland, Tennessee. A significant interruption in the operation of either of these facilities due to natural disasters, accidents, or equipment failures would reduce our ability to receive and process orders and ship products to our customers, which could result in lost revenue and damage to our business. The efficient flow of our merchandise requires that we have adequate capacity in our order fulfillment and distribution facilities to support our current level of operations, and the anticipated increased levels that may follow from its growth plans. We believe that Petals’ current outsourcing arrangement, combined with our planned new distribution facility, when it becomes operational, will provide us with adequate capacity to support our planned operations. However, any failure by us to provide adequate order fulfillment and distribution facilities when necessary could impede our growth plans, and the expansion of these facilities could increase our costs in the near term.

If we encounter delays or unexpected difficulties in establishing the planned new distribution facility, or if the savings achieved are less than we anticipate, our business could be harmed.

We expect to have a new distribution facility operational by the end of February 2007. Once it is fully operational, we expect to reduce the order fulfillment costs associated with our warehousing and product distribution facilities by approximately 35%. However, we may encounter delays in completing the new facility and commencing operations of the new distribution facility. Also, we have little, if any, experience in carrying out the activities involved in these operations, including receiving and managing components and finished goods inventories, picking, packing and shipping orders and processing returns. As a result, we may experience errors or inefficiencies that adversely affect our operating costs. If we are unable to commence operations in this facility on a timely basis, or if those operations do not result in the cost savings Petals anticipated, our financial condition and results of operations could be harmed.

Petals relied, and we will rely, on a small number of foreign suppliers from whom the components used to assemble our finished products are purchased.

Petals obtained substantially all of its floral components from a limited number of suppliers located in China. Approximately 40% of the floral components of the business are purchased from a single vendor. Any business interruption experienced by our vendors, or an inability to maintain a business relationship with our key vendor, would have a material adverse effect on our business. We cannot control all of the various factors, which include inclement weather, natural disasters and acts of terrorism, that might affect our vendors’ ability to supply us with components in a timely manner or to meet our quality standards. Late delivery of components or delivery of components that do not meet our quality standards could delay timely delivery of merchandise to our customers. These events could cause us to fail to meet customer expectations, cause our customers to cancel orders or cause us to be unable to deliver merchandise, which could result in lost sales.

These overseas sourcing operations may also be hurt by political and financial instability, strikes, health concerns regarding infectious diseases in countries in which our merchandise is produced, adverse weather conditions or natural disasters that may occur in Asia or elsewhere or acts of war or terrorism in the United States or worldwide, to the extent these acts affect the production, shipment or receipt of merchandise. Our future operations and performance will be subject to these factors, which are beyond our control, and these factors could materially hurt our business, financial condition and results of operations or may require us to modify our current business practices and incur increased costs.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease.

We believe the future success of the Petals business will depend in substantial part on our ability to anticipate, gauge and react to changing consumer demands in a timely manner, and to translate market trends into appropriate, saleable product offerings far in advance of their sale in our catalog or on our website. Because we enter into agreements for the purchase of materials well in advance of the season in which merchandise will be sold, we are vulnerable to changes in consumer demand, pricing shifts and suboptimal merchandise selection and timing of merchandise purchases. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for others. The occurrence of these events could hurt our financial results by decreasing sales. We may respond by increasing markdowns or initiating marketing promotions to reduce excess inventory, which would further decrease our gross profits and net income.

The specialty retail industry is cyclical, and a decline in consumer spending on decorative accessories could reduce our sales and slow our growth.

The industry in which Petals operated is cyclical. Purchases of silk flowers and decorative accessories are sensitive to a number of factors that influence the levels of consumer spending, including general economic conditions and the level of disposable consumer income, the availability of consumer credit, interest rates, taxation and consumer confidence in future economic conditions. Because silk flowers and accessories generally are discretionary purchases, declines in consumer spending patterns may affect us more negatively as a specialty retailer. Therefore, we may not be able to maintain Petals’ recent rate of growth in revenues if there is a decline in consumer spending patterns, and we may decide to slow or alter our growth plans.

Our plans to expand the Petals product offerings and sales channels may not be successful, and implementation of these plans may divert our operational, managerial and administrative resources, which could impact our competitive position.

Petals planned, and we intend, to grow the Petals business by expanding the Petals product offerings and sales channels, including by selling our products through wholesale outlets. These plans involve various risks including:

•	implementation of these plans may be delayed or may not be successful,
•	if our expanded product offerings and sales channels fail to maintain and enhance the distinctive Petals brand identity, our brand image may be diminished and our sales may decrease,
•	if we fail to expand our infrastructure, including hiring and training qualified employees, we may be unable to manage our expansion successfully, and
•
implementation of these plans may divert management’s attention from other aspects of our business and place a strain on our management, operational and financial resources, as well as our information systems.

In addition, our ability to successfully carry out Petals’ plans to expand its product offerings and its sales channels may be affected by, among other things, economic and competitive conditions, changes in consumer spending patterns and changes in consumer preferences. Our expansion plans could be delayed or abandoned, could cost more than anticipated and could divert resources from other areas of our business, any of which could impact its competitive position and reduce our revenue and profitability.

The Petals business is seasonal and fluctuations in results of operations for the peak season of October through April have a disproportionate effect on our overall financial condition and results of operations.

The Petals business experiences seasonal fluctuations in revenues and operating income, with a disproportionate amount of revenues being generated in the months of October through April, representing the fall, winter, holiday and spring seasons. Any factors that harm our operating results during this peak season, including adverse weather or unfavorable economic conditions, could have a disproportionate effect on results of operations for the entire fiscal year.

In order to prepare for peak season, we must order and keep in stock significantly more merchandise than we would carry at other times of the year. Any unanticipated decrease in demand for our products during peak season could require us to sell excess inventory at a substantial markdown, which could reduce net sales and gross profit.

Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new catalog mailings, merchandise mix and the timing and level of inventory markdowns. As a result, historical period-to-period comparisons of Petals’ revenues and operating results are not necessarily indicative of our future period-to-period results. You should not rely on the results of a single fiscal quarter, particularly the first fiscal quarter holiday season, as an indication of our annual results or future performance.

Third party failure to deliver merchandise from our distribution center to our customers could result in lost sales or reduce demand for our merchandise.

Our success will depend on the timely delivery of merchandise to our customers. Independent third party transportation companies deliver our products from our distribution center to our customers. Some of these third parties employ personnel represented by labor unions. Disruptions in the delivery of merchandise or work stoppages by employees of these third parties could delay the timely receipt of merchandise, which could result in cancelled sales, a loss of loyalty to the Petals brand and excess inventory. Timely receipt of merchandise by our customers may also be affected by factors such as inclement weather, natural disasters and acts of terrorism. We may respond by increasing markdowns or initiating marketing promotions, which would decrease our gross profits and net income.

A failure in our internet operations, which are subject to factors beyond our control, could significantly disrupt our business and lead to reduced sales and damage of our reputation.

Internet operations are an increasingly substantial part of the Petals business, representing 30% of revenues in the first six months of fiscal 2006. The success of our internet operations will depend on certain factors that we cannot control. In addition to changing consumer preferences and buying trends relating to internet usage, we are vulnerable to certain additional risks and uncertainties associated with the internet, including changes in required technology interfaces, website downtime and other technical failures, security breaches, and consumer privacy concerns. Our failure to successfully respond to these risks and uncertainties could reduce internet sales and damage our business.

Future acquisitions of other companies, if any, may disrupt our business and additional expenses. As a result, our business could suffer.

We plan to review potential acquisition candidates, and our business and our strategy may include building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us. Acquisitions involve numerous risks including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilations of the operations, personnel, and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate any businesses we may acquire in the future, our business will suffer.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or accurately manage our inventory. Consequently, investors could lose confidence in our financial reporting and this may harm the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and manage our inventory. We have been assessing our internal controls to identify areas that need improvement. We have recently become aware of deficiencies in Petals' historical  procedures for managing and tracking its inventory that we expect to result in a reduction of the recorded value of our inventory by approximately $349,000. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

The Petals business relies on third parties to maintain critical systems, including control over inventory and order fulfillment and, if these third parties fail to perform their services adequately, we could experience disruptions in our operations.

The Petals business relies on a number of third parties for Internet and telecommunications access, fulfillment and delivery services, credit card processing and software services and inventory control. We have limited control over these third parties. For example, our inventory processing and tracking is handled by systems deployed by NewRoads, Inc.

Our business operations depend on operating systems, database and server software that was developed and produced by and licensed from third parties. We have, from time to time, discovered errors and defects in the software and processes from these third parties and we rely to some extent on these third parties to correct errors and defects in a timely manner. If we are unable to develop and maintain satisfactory relationships with these third parties on acceptable commercial terms, or if the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience disruptions in our operations.

We may suffer disruption in our business because of changes in our systems, facilities and fulfillment activities.

We believe that our success is dependent in large part upon our ability to provide prompt and efficient service to our customers. As a result, any disruption of our day-to-day operations could have a material adverse effect on our business, and any failure of our information management systems or distribution capabilities could impair our ability to receive and process customer orders and ship products on a timely basis and accurately account for and track our inventory.

We expect to upgrade our software and hardware systems on a continuing basis. The transition to, or upgrading of, our hardware and software systems could result in delays, failures or execution difficulties that could impair our ability to receive and process orders and ship products in a timely manner. It may also impact our physical, electronic and procedural controls and safeguards that support our internal controls over financial reporting.

We are currently evaluating an upgrade to our enterprise resource planning applications. These applications support our back office operations and warehouse functions. Upgrades may be required to applications to ensure that such applications stay current on the latest applicable version. By design, these upgrades are time consuming, expensive and intrusive to daily business operations. Conducting such upgrades could result in a failure to our operating systems or may cause a delay in fulfillment of orders received through our online auction platform or materially affect the internal control over financial reporting of the Company. Undertaking such an upgrade will require a significant capital expenditure that may result in a diversion of funds required for general operating expenses, which may result in an adverse effect to our ongoing business operations.

We may be liable if third parties misappropriate our customers’ personal information.

If third parties are able to penetrate our network security or otherwise misappropriate our customers’ personal information or credit card information, or if we give third parties improper access to our customers’ personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses from the introduction of new regulations regarding the use of personal information or from government agencies investigating our privacy practices.

Credit card fraud could adversely affect our business.

Approximately 90% of Petals sales in fiscal 2005 were paid for with a credit card. The failure to control adequately fraudulent credit card transactions could reduce our net revenues and gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses because of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

Other Risks Related to Our Capital Structure and Immuno Common Stock

If we default on any of our outstanding indebtedness, some or all of our assets could be liquidated, our operations will be disrupted and you may lose all or part of your investment.

All of our assets are subject to liens in favor of our secured creditors under security agreements. We assumed Petals’ obligations under notes totaling more than $8 million, and the assumed indebtedness is secured by substantially all of the assets we acquired from Petals. As a result, if we default under the terms of any of these assumed notes, the holders of the notes could foreclose under the security interest and liquidate some or all of the acquired assets.

Future sales by Immuno’s stockholders may adversely affect its stock price and its ability to raise funds in new stock offerings.

Future sales of Immuno’s common stock in the public market could lower the market price of our common stock. Such sales may also make it more difficult for Immuno to sell equity securities or equity-related securities in the future at a time and price that management deems acceptable or at all. Some of our shareholders, including Petals and the parties to the Debt Restructuring Agreements, hold securities issued and sold in private transactions in reliance upon exemptions from the registration requirements of the Securities Act.  These securities may be resold in the public market only if the resale is registered or pursuant to an exemption from registration. Immuno does not know when these shares will be sold since sales will depend upon the market price for its common stock, the circumstances, needs and decisions of the selling stockholders, and other factors.

The holders of Immuno’s newly designated preferred stock issued in the Acquisition have rights and privileges that are senior to those of Immuno’s common stockholders, and we may issue additional shares of preferred stock without stockholder approval that could adversely affect the price of our common stock.

The board of directors of Immuno has the authority to issue, without any further vote or action by you and the other common stockholders, a total of up to 10 million shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders. As of June 30, 2006, there were outstanding 10,800 shares of Series A convertible preferred stock and 240 shares of Series B convertible preferred stock and we may, from time to time in the future, issue additional preferred stock for financing or other purposes with rights, preferences or privileges senior to the common stock. Our outstanding preferred stock is entitled to preferential rights in liquidation and, in the case of our Series A preferred stock, to the payment of dividends. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued or might be issued in the future. Preferred stock also could make it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer or prevent a change in control.  Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the holders of its common stock. As a result, the existence and issuance of preferred stock could have a material adverse effect on the market value of the common stock.

We have an insufficient number of authorized shares of common stock to allow for conversion of all of our Series A and Series B preferred stock. We are required under the certificates of designations, rights and preferences of our preferred stock to use our best efforts to increase our authorized and unissued common stock, and if we fail to do so, the holders of our convertible preferred stock will have the right to pursue remedies against the company which may have an adverse impact on our financial condition and our operations.

We currently have 100 million shares of common stock authorized for issuance. As of June 30, 2006, approximately 96.15 million shares were outstanding.

If the holders of our Series A and Series B preferred shares elect to convert such shares for shares of Immuno’s common stock, these conversions would result in an issuance of shares that exhausts the amount of common shares currently authorized for issuance. Pursuant to the Certificates of Designations, Preferences and Rights of the Series A and Series B preferred stock, the Company is obligated to take such corporate action as is necessary and to use its best efforts to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient to allow for conversion of all outstanding preferred stock. At an annual or special stockholders meeting, we may include a proposal to increase our authorized common stock. However, if we are unsuccessful in receiving stockholder approval and if, at the time of conversion of our outstanding preferred stock, the shares to be issued upon conversion exceed our authorized and unissued common stock, we may, under the provisions of our charter, be required to otherwise restructure or redeem the then-outstanding preferred shares.

The issuance of preferred stock may entrench management or discourage a change of control.

Our certificate of incorporation authorizes the issuance of preferred stock that would have designations rights, and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock.

The preferred stock could be used, under some circumstances, as a method of discouraging, delaying or preventing a change in control of the company or, alternatively, granting the holders of preferred stock such rights as to entrench management. Current members of our management that are large stockholders and members of our board of directors may have interests that are different from other stockholders. Therefore, conflicting interests of some members of management and our stockholders may lead to stockholders desiring to replace these individuals. In the event this occurs and the holders of our common stock desired to remove current management, it is possible that our board of directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the members of our board of directors. In addition, by issuing preferred stock, management could prevent other shareholders from receiving a premium price for their shares as part of a tender offer.

Neither Immuno nor Petals has ever paid cash dividends, and Immuno does not anticipate paying cash dividends on its common stock in the foreseeable future. Investors should not rely on an investment in our stock for the payment of cash dividends.

Neither Petals nor Immuno has paid cash dividends to the holders of its common equity to date. The holders of Immuno’s newly designated Series A preferred stock issued in connection with the Acquisition are entitled to receive dividends at the rate of 8% per annum paid semi-annually, beginning on January 1, 2007. Immuno currently intends to retain its future earnings, if any, after payment of dividends to the holders of its preferred stock, to fund the development and growth of the Petals business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The sale of material amounts of common stock could encourage short sales by third parties and further depress the price of our common stock. As a result, you may lose all or part of your investment.

The significant downward pressure on our stock price caused by the sale of a significant number of shares could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of its stock. The presence of short sellers in our common stock may further depress the price of our common stock.

Risks Related to the Dilutive Effect of Immuno’s Agreements with Investors and Other Arrangements

You could suffer substantial dilution of your investment and our stock price could decline significantly if we issue substantial shares of our common stock (i) upon conversion of the outstanding preferred stock, or (ii) pursuant to employment agreements, consulting agreements and equity compensation plans.

We are obligated to issue a substantial number of shares of common stock pursuant to the terms of the arrangements described above. These include 42,000,000 shares issuable upon conversion of the outstanding preferred stock and an employment agreement between Petals and Mr. Hicks which was assumed by Immuno and which entitles him, at his election, to receive compensation in the form of common stock issued at a discount to the the-current market price of our common stock. See Item 5.02, "Departure of Directors or Pirincipal Officers; Election of Directors, Appointment of Principal Officers - Certain Relationships and Related Party Transactions - Employment Agreement with Company Chairman."  Should a significant number of these securities be issued, exercised or converted, the resulting increase in the amount of the common stock in the public market could have a substantial dilutive effect on Immuno’s outstanding common stock. The conversion and exercise of a substantial amount of the aforementioned securities or the issuance of new shares of common stock may also adversely affect the terms under which Immuno could obtain additional equity capital. The price, which Immuno may receive for the shares of common stock, that are issuable upon conversion or exercise of such securities, may be less than the market price of the common stock at the time of such conversions or exercise.

Risks Relating to New Corporate Governance Standards

Immuno is not subject to the same corporate governance standards as listed companies. This may affect market confidence and company performance. As a result, our business could be harmed and the price of our stock could decrease.

Registered exchanges and the Nasdaq Stock Market have adopted enhanced corporate governance requirements that apply to issuers that list their securities on those markets. These standards deal with the rights and responsibilities of a company's management, its board, shareholders and various stakeholders. A public company’s corporate governance structure and process may affect market confidence as well as company performance. Our common stock is quoted on the OTC Bulletin Board, which does not have comparable requirements. As a result, our business and the price of our stock may be adversely affected.

For instance, Immuno is not required to have, and does not have, any independent directors, nor does its board of directors have a standing audit committee, compensation committee or nominating committee. Therefore management has significant influence over decisions made by the board of directors on behalf of the stockholders.

In some circumstances, management may not have the same interests as other shareholders and conflicts of interest may arise. We do not have a policy to resolve conflicts of interest and it is not required to have one. Although the members of our board of directors have fiduciary duties as directors to Immuno and to our stockholders in general, these persons may have interests different than yours.

Because we are not subject to the enhanced corporate governance requirements applicable to companies whose securities are listed on a national securities exchange or with the Nasdaq Stock Market, investors may lack confidence in our management. A loss of confidence in our management could lead to a substantial stock price decline.

Our administrative costs and expenses resulting from new regulations may adversely affect our financial condition and results of operations.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder. These regulations increased our legal and financial compliance and made some activities more difficult, time-consuming and costly. Our expenses will continue to increase as we continue to implement these new regulations.

Immuno will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and if it fails to comply without exceptions in a timely manner, a loss of investor confidence in Immuno’s financial reports could result and lead to a substantial stock price decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of Immuno’s internal control over financial reporting, and attestation of this assessment by its independent registered public accountant. Immuno expects that this requirement will first apply to its annual report for the fiscal year ending June 30, 2008. The report will contain, among other matters, an assessment of the effectiveness of its internal control over financial reporting as of the end of the fiscal year, including a statement as to whether or not its internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in Immuno’s internal control over financial reporting identified by management. The report must also contain a statement that Immuno’s independent auditors have issued an attestation report on management’s assessment of such internal controls. The standards for Section 404 that must be met for management to assess the effectiveness of the internal control over financial reporting are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Immuno may encounter problems or delays in completing activities necessary to make an assessment of its internal control over financial reporting. In addition, Immuno may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of its assessment by Immuno’s independent registered public accountants. If management cannot assess Immuno’s internal control over financial reporting as effective, or its independent registered public accounting firm is unable to issue an unqualified attestation report on such assessment, investor confidence and share value may be negatively affected.

Immuno has not yet begun the process of analyzing its internal controls and preparing for the evaluation needed to comply with Section 404. During this process, if management identifies one or more material weaknesses in Immuno’s internal control over financial reporting that are not remediated, Immuno will be unable to assert that its internal control is effective. Any failure to have effective internal control over financial reporting could cause investors to lose confidence in the accuracy and completeness of Immuno’s financial reports, which could lead to a substantial stock price decline.

Immuno could be the subject of securities class action litigation as a result of future stock price volatility, which could divert management’s attention and adversely affect its results of operations.

The stock market in general, and market prices for the securities of small companies like Immuno in particular, have from time to time experienced volatility that often has been unrelated to the operating performance of the underlying companies. Immuno expects a certain degree of stock price volatility. These broad market and industry fluctuations may adversely affect the market price of its common stock, regardless of its operating performance. In several recent situations where the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the issuer. If any of Immuno’s shareholders were to bring a lawsuit against it, the defense and disposition of the lawsuit could be costly and divert the time and attention of its management and harm its business.

Immuno’s certificate of incorporation provides for indemnification of officers and directors at the expense of Immuno, and limits their liability, which may result in a major cost to Immuno and conflict with the interests of its shareholders as corporate resources may be expended for the benefit of directors.

Immuno’s certificate of incorporation and applicable Delaware law provide for the indemnification of its directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of Immuno. Immuno will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person's promise to repay Immuno therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by Immuno, which it will be unable to recoup.

Immuno has been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by Immuno of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, Immuno will (unless in the opinion of its counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by Immuno is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in Immuno receiving negative publicity, both of which are likely to materially reduce the market and price for its shares, if such a market ever develops.

Risks Related to Investing in Illiquid and Low-Priced Securities

Currently there is no public market for Immuno’s securities, and there can be no assurances that any market will ever develop or that Immuno’s common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Immuno’s common stock is not traded on a registered securities exchange and it does not meet the initial listing criteria for any registered securities exchange or the NASDAQ Capital Market. It is quoted on the less-recognized OTC Bulletin Board. This factor may impair an investor’s ability to sell his shares when he wants and/or could depress its stock price. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, Immuno’s securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of Immuno may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for Immuno’s shares. Due to the current price of Immuno’s common stock, many brokerage firms may not be willing to effect transactions in Immuno’s securities, particularly because of an SEC rule imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). These factors severely limit the liquidity of Immuno common stock and likely have a material adverse effect on Immuno’s market price and on its ability to raise additional capital. Immuno cannot predict the extent to which investor interest in its stock, if any, will lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.

Immuno’s common stock is deemed to be "penny stock," which may make it more difficult for investors to sell these shares due to suitability and disclosure requirements.

Many brokerage firms may not be willing to effect transactions in Immuno’s securities, particularly because low-priced securities are subject to SEC rules (referred to as the "penny stock rules") imposing additional sales requirements on broker-dealers who sell low-priced securities (generally defined as those having a per share price below $5.00). These disclosure requirements may have the effect of reducing the trading activity in the secondary market for Immuno common stock as it is subject to these penny stock rules. These rules severely limit the liquidity, if any, of Immuno’s common stock, and will likely continue to have a material adverse effect on its market price and on its ability to raise additional capital through selling Immuno common.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC may require by rule or regulation.

In addition, the broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and ask quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account.

Finally, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These requirements may reduce the potential market for Immuno’s common stock by reducing the number of potential investors, brokers and traders. This may make it more difficult for investors in Immuno’s common stock to sell shares to third parties or to otherwise dispose of them. This could cause Immuno’s stock price to decline.

Immuno cannot predict the extent to which investor interest in Immuno common stock or a business combination, if any, will lead to an increase in its market price or the development of an active trading market or how liquid that market, if any, might become.

The market price of our common stock may be volatile. As a result, you may not be able to sell our common stock in short time periods, or possibly at all.

Our stock price may be volatile. Many factors may cause the market price of our common stock to fluctuate, including:

•	variations in its quarterly results of operations;

•	the introduction of new products or product categories by Immuno or our competitors;

•	acquisitions or strategic alliances involving our competitors;

•	future sales of shares of common stock in the public market; and

•	market conditions in our industries and the economy as a whole.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company's stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm its business.

Sales of shares of our common stock relying upon Rule 144 may depress prices for our common stock by a material amount.

Approximately 99% of the outstanding shares of our common stock, including all the shares issued in the Acquisition and pursuant to the Debt Restructuring Agreements, are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period (at least one year) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to Immuno’s shareholders being that the OTCBB (if and when listed thereon) is not an "automated quotation system" and market based volume limitations are not available for securities quoted only over the OTCBB. As a result of revisions to Rule 144 which became effective on or about April 29, 1997, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who is not an officer, director or control person) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Shares Issued By Immuno in Unregistered Transactions Prior to the Acquisition

During the last four years, Immuno issued the securities listed below in unregistered transactions. Each of the sales was sold in reliance on the exemption provided for in Section 4(2) of the Securities Act of 1933, as amended. No underwriting fee or other compensation was paid in connection with the issuance of shares.

Name	Date	Shares Issued (1)	Total Consideration Paid

Mark A. Scharmann (2)	8/22/01	518,395	$32,399.67
David Knudson (2)	8/22/01	506,971	$31,685.79
Mark A. Scharmann (2)	6/27/02	646,495	$40,405.91
David Knudson (2)	12/19/02	328,140	$20,508.74
Steve Scharmann (3)	6/28/05	10,000	$1,000.00
Jill Corry (3)	6/30/05	10,000	$1,000.00
Doug Eilertson (3)	6/30/05	50,000	$5,000.00
Richard Robinson (3)	6/30/05	50,000	$5,000.00

(1) The Company effectuated a 1 for 10 reverse stock split in March 2005. The number of shares listed above gives effect to such stock split.

(2) The consideration paid for these shares was the conversion of debt owed by the Company to Mr. Scharmann and Mr. Knudson.

(3) These shares were issued in connection with the exercise of options. The options were granted in connection with loan made by the listed parties to the Company,

Securities Issued by Petals Prior to the Acquisition.

On June 16, 2006, Petals sold nonnegotiable unsecured term promissory notes in the aggregate principal amount of $2,135,000 to fifteen accredited investors. The aggregate gross proceeds of the offering were $1,525,000. The obligations were assumed by Immuno as part of the Acquisition. The Form of Note Subscription Agreement and the Form of Nonnegotiable Unsecured Promissory Note sold in this offering are attached to this current report as exhibits 10.21 and 10.22 respectively and are incorporated herein by reference. These transactions were exempt from registration under Section 4(2) and Regulation D of the Securities Act of 1933, as amended.

Shares Issued by Immuno in connection with the Acquisition.

On June 30, 2006, effective upon the closing of the acquisition, we issued 90,000,000 shares of our common stock, 10,800 shares of our Series A preferred stock and 240 shares of our Series B preferred stock to Petals. Reference is made to the disclosure under Item 2.01 of this current report which is incorporated herein by reference. These transactions are exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Shares Issued by Immuno in connection with the Debt Restructuring Agreements.

The Closing of the Contribution Agreement and the Acquisition were conditioned upon Immuno entering into the Debt Restructuring Agreements and the completion of certain transactions with Immuno’s creditors taking place at or prior to the effective time of the Acquisition, including:

•	the payment of $244,506.65 of outstanding indebtedness and accrued expenses which were to be paid in cash at the time of the Closing;

•	the issuance of an aggregate of 42,477 shares of Immuno common stock to officers of Immuno in satisfaction of loans payable by Immuno to such officers in the aggregate amount of $8,494.84; and

•
the issuance of an aggregate of 987,507 shares of Immuno common stock to the holders of notes payable and creditors of Immuno, in satisfaction of the indebtedness evidenced by the notes and accrued expenses due from Immuno to such creditors.

A copy of the form of Payment of Debt, Notice of Conversion and Subscription for Shares entered into by those creditors that agreed to accept shares of Immuno common stock in satisfaction of outstanding obligations is included in this current report as Exhibit 10.1. These transactions are exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 3.03	MATERIAL MODIFICATION OF RIGHTS OF SECURITY HOLDERS

Reference is made to the disclosure set forth in Item 5.03 " Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year" included below in this current report which disclosure is incorporated herein by reference.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

At the effective time of the Acquisition there were issued to Petals shares of newly designated Series A Convertible Preferred Stock, $.00001 par value (the “Series A Shares”) and Series B Convertible Preferred Stock, $.00001 par value (the “Series B Shares”) of Immuno and shares of Common Stock, $.00001 par value (“Common Stock”) of Immuno, as follows:

•	10,600 Series A Shares;
•	240 Series B Shares; and
•	90,000,000 shares of Common Stock

Since these shares represent 95.5% of the outstanding voting securities of Immuno on an as-converted basis, the Acquisition resulted in a change in control of Immuno. Because the shares issued to Petals in the Acquisition represent a controlling interest in the Company, the transaction was accounted for as a recapitalization, and Petals is considered the acquiror for accounting purposes. The historical financial statements which are included in this current report are those of Petals. Reference is made to the disclosure in Item 1.01 "Entry Into a Material Definitive Agreements," and Item 2.01, "Completion of Acquisition or Disposition of Assets," which disclosure is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IMMUNO AFTER THE TRANSACTIONS

Immediately prior to the Acquisition and the Debt Restructuring Agreements, there were 6,150,000 issued and outstanding shares of Immuno common stock. At the closing of the Acquisition, Immuno issued 90,000,000 shares of its common stock to Petals. In addition, Immuno issued 1,029,984 shares of its common stock to Immuno creditors in connection with the Debt Restructuring Agreements. After giving effect to the Acquisition and the Debt Restructuring Agreements, there were issued and outstanding 96,150,000 shares of Immuno common stock.

The following table provides information regarding beneficial ownership of Immuno common stock after giving effect to the Acquisition and the Debt Restructuring Agreements by:

•	each person known by us to be the beneficial owner of more than five percent of Immuno common stock;

•	each of our directors;

•	each executive officer named in the summary compensation table; and

•	all of our current directors and executive officers as a group.

The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the "Right to Acquire" column consist of shares that may be issued through the conversion of Series A preferred stock or Series B preferred stock within 60 days of June 30, 2006.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Outstanding	Right to Acquire(1)	Total	Percent
Petals Decorative Accents LLC 90 Grove Street, Suite 206 Ridgefield, Connecticut 06877	90,000,000	24,000,000(4)	114,000,000	94.88%

Accelerant Partners, LLC (2) c/o Southridge Capital Mgmt 90 Grove Street, Suite 206 Ridgefield, Connecticut 06877	90,000,000	24,000,000(4)	114,000,000	94.88%

Stephen M. Hicks, (3) president and chairman c/o Southridge Capital Mgmt 90 Grove Street, Suite 206 Ridgefield, Connecticut 06877	90,000,000	24,000,000(4)	114,000,000	94.88%

Mark A. Scharmann, director 1661 Lakeview Circle Ogden, Utah 84403	2,824,330	―	2,824,330	2.35%

Christopher Topping, chief executive officer c/o Petals Decorative Accents LLC 90 Grove Street Ridgefield, Connecticut 06877	―	―	―	―

Stephen Hieber, chief financial officer c/o Petals Decorative Accents LLC 90 Grove Street Ridgefield, Connecticut 06877	―	―	―	―

Daniel Dorzback, chief merchandising officer c/o Petals Decorative Accents LLC 90 Grove Street Ridgefield, Connecticut 06877	―	―	―	―

Antonio Yenidjeian, senior vice president of operations c/o Petals Decorative Accents LLC 90 Grove Street Ridgefield, Connecticut 06877	―	―	―	―

All current directors and executive officers as a group (6 persons)	92,824,330	24,000,000(4)	116,824,330	97.23%
______________

(1) The certificate of incorporation of Immuno authorizes the corporation to issue 100,000,000 shares of common stock. At June 30, 2006, there were 96,150,000 shares of common stock issued and outstanding. This column assumes that a sufficient number of authorized but unissued shares would be available and therefore includes shares that could not be issued by Immuno as of the date of this current report.

(2) Accelerant Partners, LLC is the sole voting member of Petals and therefore may be deemed to be the beneficial owner of the shares of Immuno capital stock held by Petals.

(3) Stephen M. Hicks, our president and chairman, is also the president of Petals and therefore may be deemed to be the beneficial owner of the shares of Immuno capital stock held by Petals.

(4) Represents the number of shares of Immuno common stock that would be issuable upon the conversion of 240 shares of Immuno Series B preferred stock held by Petals. As of the date of this current report, Immuno lacks a sufficient number of authorized and unissued shares of common stock to satisfy the conversion of more than 38 shares of Series B preferred stock (see note 1 above). Not included are the shares of Immuno common stock issuable upon conversion of 10,800 shares of Immuno Series A preferred stock held by Petals. Pursuant to the Certificate of Designations, Preferences and Rights of the Immuno Series A preferred stock, shares of Series A preferred stock may not be converted into shares of Immuno common stock before the first anniversary of the original issue date of such shares. All of the outstanding shares of Immuno Series A preferred stock held by Petals were issued on June 30, 2006. But for these time restrictions, the shares of Immuno Series A preferred stock held by Petals would be convertible into 18,000,000 shares of Immuno common stock.

MARKET FOR IMMUNOTECHNOLOGY CORPORATION COMMON STOCK

The table on the following page sets forth, for the respective periods indicated the prices for the Company’s common stock in the over-the-counter market as reported by the NASD’s OTC Bulletin Board. The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. There is currently limited trading volume in our shares.

	High Bid	Low Bid

Fiscal Year Ended June 30, 2004

First Quarter	$0.14	$0.065
Second Quarter	$0.11	$0.07
Third Quarter	$0.09	$0.03
Fourth Quarter*	$0.06	$0.02

Fiscal Year Ended June 30, 2005

First Quarter	$0.09	$0.025
Second Quarter	$0.05	$0.023
Third Quarter**	$0.55	$0.25
Fourth Quarter**	$0.40	$0.26

Fiscal Year Ended June 30, 2006

First Quarter	$0.26	$0.26
Second Quarter	$0.35	$0.26
Third Quarter	$0.30	$0.26
Fourth Quarter	$0.30	$0.26

*On May 28, 2003, the Company effected a 5-for-1 forward split of its common stock. The high bid price for the quarter indicated of $1.80 represents the high bid on May 23, 2003 immediately prior to the forward split. The low bid price of $0.10 represents the low bid on June 26, 2003, subsequent to the forward split.

** On March 13, 2005, the Company effected a 1-for-10 forward split of its common stock.

At October 12, 2005, the Company’s Common Stock was quoted on the OTC Bulletin Board (“IMUO”) at a bid and asked price of $0.26 and $0.30 respectively.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of the common stock. As a result of these rules, investors may find it difficult to sell their shares.

Holders

As of June 30, 2005, there were 96,150,000 shares of common stock outstanding and approximately 63 stockholders of record of common stock.

Purchases of Equity Securities By Small Business Issuers and Affiliated Purchasers

We purchased no securities from any of our shareholders in private transactions or in market transactions during the last fiscal year.

Dividends

Immuno has not paid cash dividends on its common stock to date, and we currently intends to retain our earnings, if any, in excess of dividends payable on our Series A preferred stock to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future. Pursuant to the line of credit between Petals and Ridgefield Bank which has been assumed by Immuno, Immuno has covenanted that so long as that note is outstanding, Immuno will not declare, pay or make any provision for any cash dividend or cash distribution with respect to our common stock, without first obtaining the approval of Ridgefield Bank.

Dividends accrue on shares of Immuno Series A preferred stock cumulatively at the rate of 8% per annum and are payable as and when declared by the board of directors, provided that, accrued dividends will be paid no less frequently than semi-annually with the first payment to be made on January 1, 2007.

In the event we make, or fix a record date for the determination of holders of common stock entitled to receive any distribution payable in our property or in our securities, then and in each such event the holders of the Series A preferred stock and the Series B preferred stock shall receive, at the time of such distribution, the amount of our property or the number of our securities that they would have received had their Series A preferred stock or Series B preferred shares been converted into common stock on the date of such event.

Equity Compensation

Immuno does not currently have an equity compensation plan, but we intend to ask our stockholders to adopt a stock incentive plan to permit the issuance of incentive stock options, non-statutory stock options, stock awards, performance share awards and stock appreciation rights to our officers, directors, employees, consultants and advisors. After the approval of the plan by our stockholders, but no earlier than sixty (60) days after the filing of this current report, we intend to register the shares of common stock underlying the stock awards issued pursuant to this stock incentive plan with the SEC on Form S-8.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Prior to the Acquisition, the directors and executive officer of Immuno were as follows:

Name	Age	Position
Mark Scharmann	47	President, treasurer and director
Dan Price	51	Director

The Contribution Agreement required that each of Immuno’s executive officers deliver a written resignation and release prior to the Closing. Mr. Scharmann delivered his resignation as an officer on June 30, 2006 and therefore has ceased to serve as our president and chief executive officer. On the same date, Mr. Price resigned as a director of Immuno.

In connection with the Contribution Agreement, all of the executive officers of Petals became executive officers of Immuno and Stephen M. Hicks was appointed as a director of Immuno and elected to serve as chairman. The following table sets forth the name and position of each of Immuno’s directors and executive officers immediately after the Closing:

Name	Age	Position
Stephen M. Hicks	46	President and chairman of the board of directors
Christopher Topping	45	Chief executive officer
Stephen Hieber	40	Chief financial officer
Daniel Dorzback	49	Chief merchandising officer
Antonio Yenidjeian	50	Senior vice president of operations
Mark A. Scharmann	47	Director

Stephen M. Hicks. Mr. Hicks has been chairman of Petals since its inception. Mr. Hicks founded Southridge Capital Management, LLC in 1996. Southridge is a fund management company that generally focuses on financing small-cap public companies. He has been chief executive of Southridge since its inception. From April 1994 until August 1997, Mr. Hicks was associated with Trans Pacific Capital (USA) Inc. as a fund manager specializing in derivatives and negotiated private placements. From September 1990 until April 1994, Mr. Hicks was employed by Wertheim Schroeder & Co. Inc., and became Head of Proprietary Derivatives Trading. Mr. Hicks received his BS from Kings College and his MBA from Fordham University.

Christopher Topping. Mr. Topping assumed his current position with Petals in August 2004. From 2001 to August 2004, he was the chief marketing officer of The Wine Enthusiast, a private company based in Elmsford, NY. From 1994 to 2001 he was the vice president of marketing of Old Petals. Old Petals later filed for protection from creditors under Chapter 11 of the bankruptcy code in May 2003. Mr. Topping holds a Bachelor of Science from the University of Rhode Island and a Master of Business Administration from New York University Stern School of Business.

Stephen Hieber. Mr. Hieber became Petals chief financial officer in October 2005. From 1997 until October 2005, Mr. Hieber was the chief financial officer of The Wine Enthusiast, a private company based in Elmsford, NY. Mr. Hieber holds a BS in finance from Rider University.

Daniel Dorzback. Mr. Dorzback has over 20 years of experience as a merchandising executive. Most recently he was the Retail Director of Mikasa for two years. From September 2000 to January 2002, Mr. Dorzback was the Senior Vice President of Merchandising for Old Petals. Old Petals later filed for protection from creditors under Chapter 11 of the bankruptcy code in May 2003. In his role at Old Petals, Mr. Dorzback was instrumental in developing the company’s accessory product mix and reducing the company’s cost of goods in this category. Mr. Dorzback started his career with Macy’s. Mr. Dorzback received a BA and MBA from Boston University.

Antonio Yenidjeian. Mr. Yenidjeian became Petals' senior vice president of operations in October 2005. Before that, Mr. Yenidjeian was a consultant to us and was instrumental in the restartup. From 1999 to 2001 Mr. Yenidjeian was senior vice president and chief operating officer of Camdens, an LVMH venture-backed incentive, rewards and recognition gifting service. From 1996 to 1999 , Mr. Yenidjian served as senior vice president and chief information officer at Doubleday Direct, now called BookSpan, a Bertelsmann AG company and the largest continuity business in the world. Mr. Yenidjeian holds a B.S.E.E. from the Universidad de Buenos Aires, Argentina

Mark Scharmann. Mr. Scharmann has been a private investor and business consultant since 1981. Mr. Scharmann became involved in the consulting business following his compilation and editing in 1980 of a publication called Digest of Stocks Listed on the Intermountain Stock Exchange. In 1981 he compiled and edited an 800 page publication called the OTC Penny Stock Digest. Mr. Scharmann has rendered consulting services to public and private companies regarding reverse acquisition transactions and other matters. Mr. Scharmann was vice president of OTC Communications, Inc. from March 1984 to January 1987. From 1982 to 1996, he was the president of Royal Oak Resources Corporation. In 1996, Royal Oak Resources completed and acquisition and in connection therewith changed its name to Hitcom Corporation. Mr. Scharmann was the President of Norvex, Inc., a blank check company which completed an acquisition and in connection therewith, changed its name to Capital Title. Mr. Scharmann is a promoter of Nightingale, Inc., a publicly-held corporation blank check company. He has also been an officer and director of several other blind pool companies.

The Contribution Agreement contemplates that, as soon as legally permissible, and subject to compliance with Rule 14f-1 under the Exchange Act, an additional person or persons designated by Petals will be appointed to Immuno’s board of directors, such that a majority of our directors will be persons designated by Petals.

On June 30, 2006, the Immuno board of directors created an executive committee, the initial member of which is Mr. Hicks. The Immuno board of directors delegated all of the directors’ powers which may be delegated to committees pursuant to Section 141 of the General Corporation Law of the State of Delaware to the executive committee.

MANAGEMENT OF PETALS

The following information relates to the historical management of Petals, including compensation paid by Petals to its directors and executive officers and related matters.

DIRECTORS AND EXECUTIVE OFFICERS OF

PETALS

Petals’ executive officers and directors prior to the Acquisition were as follows:

Name	Age	Position	Year Began
Stephen M. Hicks	46	Chairman of the board of directors	2003
Christopher Topping	45	Chief executive officer	2004
Stephen Hieber	40	Chief financial officer	2005
Daniel Dorzback	49	Chief merchandising officer	2004
Henry Sargent	39	Director	2003
Antonio Yenidjeian	50	Senior vice president of operations	2005

Additional information regarding the business experience of each of the above executives is included elsewhere in this Item 5.03 "Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers" of this current report.

COMPENSATION OF PETALS DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2005 by the chief executive officer of Petals, its other executive officer who was in office on the last day of its fiscal year ended September 3, 2005, and its former chief financial officer, whom we refer to in this Report as the “named executive officers” of Petals.

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	Other Compensation
Christopher Topping (1) chief executive officer	2005	235,000	15,000	1,272

Daniel Dorzback (3) chief merchandising officer	2005	151,292	5,000	723

James Hersh (5) former chief financial officer	2005	191,667		1,219

_________________

1.	Mr. Topping joined us on August 30, 2004.
2.	Mr. Dorzback joined us on October 15, 2004.
3.	Mr. Hersh, our chief financial officer, separated from Petals on October 18, 2005.

Steven Hieber, Petals chief financial officer, joined Petals on October 11, 2005. Antonio Yenidjeian, Petals executive vice president of operations, joined Petals on October 1, 2005. No executive officer of Petals has received any stock or other equity-based compensation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Employment agreement with Petals’ chief executive officer

On August 12, 2004 Petals entered into an Employment Agreement with Christopher Topping, Petals’ chief executive officer. The initial term of the agreement is for two years and renews automatically for successive one year periods unless terminated earlier pursuant to its terms. The agreement provides for an annual base salary of $240,000 and bonus compensation equal to 4% of Petals’ earnings before interest, taxes, depreciation and amortization, as well as performance based equity grants.

Revolving credit facility with Ridgefield Bank.

On December 10, 2004, Petals entered into a $1,500,000 commercial revolving line of credit with Ridgefield Bank. Petals’ president and chairman, Stephen Hicks, guaranteed Petals’ obligations pursuant to this credit facility and Southridge Holdings, LLC, an entity controlled by Mr. Hicks, is a co-borrower of the loan. At February 28, 2006, Petals owed $1,500,000 pursuant to this credit facility. Mr. Hicks is a member of an advisory board of Ridgefield Bank.

Information technology services agreement with an affiliated entity

On February 3, 2005, Petals entered into a Technology Services Agreement with Southridge Technology Group, Inc., an entity controlled by Petals’s chairman, Stephen Hicks. Petals incurred expenses of $61,103 in the six months ended February 28, 2006, $131,752 in fiscal 2005 and $205,768 in fiscal 2004 for information technology services provided pursuant to this agreement.

Revolving credit facility with affiliated entities

On January 3, 2005, Petals entered into a Loan and Security Agreement and two Revolving Credit Notes with Southshore Capital Fund, Ltd. and Southridge Partners, LP, entities affiliated with Petals’s chairman Stephen Hicks, which allowed for Petals to borrow up to $10,000,000. The notes bore interest at the rate of two and one-half percent per year and were secured, on a subordinated basis, by a blanket lien on all of Petals’ assets.

On November 30, 2005, Petals entered into agreements with Southshore Capital Fund, Ltd. and Southridge Partners, LP pursuant to which Petals exchanged an aggregate of $5,000,000 of outstanding principal indebtedness pursuant to the foregoing revolving promissory notes for term promissory notes maturing on December 31, 2008. The term notes bear interest at the rate equal to the prime lending rate, as published in the Wall Street Journal, plus two percent (2%), and are secured on a subordinated basis by a blanket lien on all Petals’ assets.

On June 16, 2006, Petals paid Southshore Capital Fund, Ltd. and Southridge Partners, LP approximately $175,000 of the proceeds received in the June 16, 2006 private placement of unsecured promissory notes toward the outstanding balance on the Revolving Credit Notes.

Lease agreement with Southridge Holdings, LLC.

On January 16, 2006, Petals entered into a Lease Agreement with Southridge Holdings LLC, an entity controlled by Petals’ chairman, Stephen Hicks, for approximately 7,000 square feet of office space located at Executive Pavilion, 90 Grove Street, Ridgefield, Connecticut. The lease agreement expires on December 31, 2008 and requires monthly rental payments of approximately $21,010. This space is used for Petals’ corporate headquarters.

Employment agreement with Company Chairman

Petals entered into a five-year employment agreement with its president and chairman, Mr. Hicks, as of March 31, 2006 which provides for an annual salary of $280,000. Petals may defer payment of the base salary to him until January 1, 2007. From time to time, the chairman, at his sole discretion, may elect to receive all or any part of his base salary in the form of common equity of Petals. The value of any common equity to be paid to the chairman shall be determined as follows: (i) if there exists a public market for Petals’s common equity, then the price per share shall be 75% of the average of the closing trading prices for the ten trading days ending on the trading day immediately prior to the due date, or (ii) if no public market exists for Company’s common equity, then by the Board of Directors of Petals in its reasonable good faith judgment. The Chairman shall be granted an annual equity bonus in each year during the term of the Agreement equal to two percent of the then outstanding common equity of Petals in the event that Petals generates annual earnings before interest, taxes, depreciation and amortization of at least $2,000,000 during such fiscal year. The equity grant is payable to the Chairman within 30 days after the end of each fiscal year.

The Agreement automatically renews for successive one year periods unless either party declines to renew this Agreement by giving the other party hereto written notice within 90 days of the end of any one-year renewal period.

As part of the Agreement, Mr. Hicks agreed to devote such time as he, in his sole discretion, deems reasonable necessary to fulfill his obligations under the Agreement, recognizing that his employment does not require his full business time or limit his association with other entities.

Each of the foregoing agreements of Petals was assumed by Immuno in the Acquisition.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR END

Amended and Restated Bylaws

On June 30, 2006, our board of directors approved the amendment and restatement of our bylaws in their entirety. The bylaws of the corporation, as amended and restated have been are attchaed to this current report as Exhibit 3.2 and are incorporated herein by reference.

Designation of Series A Preferred Stock and Series B Preferred Stock

Pursuant to the Immuno certificate of incorporation, the board of directors of Immuno has the authority to issue, without any further vote or action by stockholders, a total of up to 10 million shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common stockholders. In connection with the transactions contemplated by the Contribution Agreement and the Acquisition, the board of directors designated 10,800 and 240 shares of preferred stock as Series A and Series B preferred stock respectively. All of the designated Series A preferred stock and Series B preferred stock were issued to Petals Decorative Accents LLC on June 30, 2006 in connection with the Acquisition. Below under the heading "Post Acquisition Description of Securities" is a summary of the rights and preferences of the Immuno common stock and preferred stock. This summary of the securities issued by the Company is qualified in its entirety by reference to Immuno's certificate of incorporation and the certificates of designations, rights and preferences of the Series A preferred stock and the Series B preferred stock, copies of which are attached as exhibits to this current report.

Post Acquisition Description of Securities

The following section contains a description of Immuno's common stock and other securities that we have issued from time to time. Immuno's authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share, of which 10,800 are designated as Series A convertible preferred stock and 240 are designated as Series B convertible preferred stock. As of June 30, 2006, Immuno had 96,150,000 shares of our common stock, 10,800 shares of our Series A preferred stock and 240 shares of our Series B preferred stock issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Notwithstanding the rights of the holders of our common stock set forth in our charter, we are subject to the following contractual restrictions regarding the payment of dividends:

Liquidation And Dissolution. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

Other Rights And Restrictions. Our charter prohibits us from granting preemptive rights to any of our stockholders. All outstanding shares are fully paid and nonassessable.

Our common stock is quoted on the OTC Bulletin Board by the National Association of Securities Dealers, Inc. under the symbol "IMUO.OB."

Preferred Stock

Our certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval.

As of June 30, 2006, we had designated 10,800 shares as Series A convertible preferred stock, all of which were outstanding on that date, and 240 shares of our preferred stock as Series B convertible preferred stock, all of which were outstanding on that date.

The following is a summary description of the principal terms of each series of our preferred stock. For a complete statement of all the terms of each series of preferred stock, please review the applicable certificate of designations that are filed as exhibits to this current report on Form 8-K. The certificate of designations for our Series A convertible preferred stock is filed as exhibit 3.3 and the certificate of designations for our Series B convertible preferred stock is filed as exhibit 3.4.

Series A Preferred Stock

Voting Rights. Shares of Series A preferred stock vote on an as-if-converted basis with the our common stock on all matters. Shares of Series A preferred stock also are entitled to vote as a separate class on, among other things, any amendment to the terms or authorized number of shares of Series A preferred stock and the issuance of any equity security ranking senior to the Series A preferred stock. Where pursuant to the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock, the Series A Preferred Stockholders do have the right to vote as a series, the affirmative vote of the holders of not less than a majority of the outstanding shares of Series A preferred stock is necessary to constitute approval.

Dividends. Dividends accrue on shares of Series A preferred stock cumulatively at the rate of 8% per annum and are payable as and when declared by the Company’s Board of Directors, provided that, accrued dividends will be paid no less frequently than semi-annually with the first payment to be made on January 1, 2007. In addition, in the event we make, or fix a record date for the determination of holders of common stock entitled to receive any distribution payable in our property or in our securities other than shares of common stock, then and in each such event the holders of the Series A preferred stock shall receive, at the time of such distribution, the amount of property or the number of our securities that they would have received had their Series A preferred shares been converted into common stock on the date of such event.

Conversion. Beginning on the first anniversary of the original issue date, each share of the Series A preferred stock is convertible at option of the Series A stockholder at any time and from time to time, without the payment of additional consideration. Each share of Series A preferred stock converts into such number of fully paid and nonnassessable shares of common stock as is determined by dividing $1,000 by the Series A Conversion Price (as defined in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock) which is currently $0.60, and which shall be subject to adjustment from time to time. In the event that such a conversion would result in the issuance of fractional shares of common stock, the number of shares of common stock issued shall be rounded down to the nearest whole number. Any shares of Series A preferred stock so converted shall be retired and cancelled and shall not be reissued as shares of such series.

Antidilution. Upon the occurrence of a stock distribution, stock combination or stock dividend, the conversion rate shall be adjusted so that the conversion rights of the Series A preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series A preferred stock stockholders prior to such event. If the Company issues additional shares of its equity securities, or securities or debentures exchangeable for or convertible into additional shares of its equity securities, at a purchase price less than the then applicable conversion price of the Series A preferred stock (excluding shares issued to employees, directors and consultants in the form of Board of Director approved stock options and stock purchase plans), then the applicable conversion price will be reduced on a weighted average formula basis to diminish the effect of the dilutive issuance on the Series A preferred stock.

Redemption. We may not redeem shares of the Series A preferred stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series A convertible preferred stock shall be entitled to receive a liquidation preference of $1,000 per share plus accrued and unpaid dividends. The Series A preferred stock is senior in right of distribution in liquidation to the Series B preferred stock and the common stock. If, upon any winding up of our affairs, our assets available to pay the holders of Series A preferred stock are not sufficient to permit payment in full, then all our assets will be distributed to those holders on a pro rata basis.

Series B Preferred Stock

Voting Rights. Shares of Series B preferred stock vote on an as-if-converted basis with the our common stock on all matters. Shares of Series B preferred stock also are entitled to vote as a separate class on, among other things, any amendment to the terms or authorized number of shares of Series B preferred stock and the issuance of any equity security ranking senior to the Series B preferred stock. Where pursuant to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock, the Series B Preferred Stockholders do have the right to vote as a series, the affirmative vote of the holders of not less than a majority of the outstanding shares of Series B preferred stock is necessary to constitute approval.

Dividends. In the event we make, or fix a record date for the determination of holders of common stock entitled to receive any distribution payable in our property or in our securities, then and in each such event the holders of the Series B preferred stock shall receive, at the time of such distribution, the amount of our property or the number of our securities that they would have received had their Series B preferred shares been converted into common stock on the date of such event.

Conversion. Provided that sufficient shares of authorized and unissued shares of common stock are available, each share of the Series B preferred stock is convertible, at the option of the holder into 100,000 fully paid and nonnassessable shares of common stock. Any shares of Series B preferred stock so converted shall be retired and cancelled and retired and cancelled and shall not be reissued as shares of such series.

Antidilution. Upon the occurrence of a stock split, stock dividend, combination or reclassification of our common stock, the conversion rate of the Series B preferred stock shall be proportionately adjusted so that the conversion rights of the Series B preferred stock stockholders shall be nearly equivalent as practicable to the conversion rights of the Series B preferred stock stockholders prior to such event.

Liquidation. We may not redeem shares of the Series B preferred stock.

Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Series B preferred stock shall be entitled to participate with the common stock in the distribution of assets or funds on a pro rata basis as if the shares of Series B preferred stock had been converted immediately prior to such liquidation, dissolution, or winding up of the Company.

Certain Provisions of Immuno's Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

Certain provisions of Delaware law and Immuno's certificate of incorporation and bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Immuno.

Immuno's certificate of incorporation and bylaws include provisions that allow the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock.

Immuno is subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND
LIMITATION OF LIABILITY

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification by a corporation of officers and directors, as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer or other employee or agent of the corporation, subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145. The statute also provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article “TENTH” of Immuno’s Certificate of Incorporation provides for indemnification of our officers and directors as follows:

"As authorized by Section 102(b)(7) of the General Corporation Law of Delaware, no director of the Corporation shall be personally liable to the Corporation or any shareholder thereof for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of a Director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts in violation of Section 174 of the General Corporation Law of Delaware, as it now exists or may hereafter be amended. (iv) for any transaction from which the director derives an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article TENTH becomes effective. This Article TENTH shall apply to a person who has ceased to be a director of the Corporation with respect to any breach of fiduciary duty which occurred when such person was serving as a director. This Article TENTH shall not be construed to limit or modify in any way any director’s right to indemnification or other right whatsoever under this Charter, the Corporation’s By-laws or the General Corporation Law of Delaware.

If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Corporation’s directors, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article TENTH by the shareholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any director existing at the time of such repeal or modification. The affirmative vote of at least two-thirds (2/3) of the total voting power shall be required to amend or repeal, or adopt any provision inconsistent with, this Article TENTH."

Our Bylaws provide for mandatory indemnification of directors and officers and permissible indemnification of employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnify thereunder will continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer (or was serving at our request as a director or officer of another corporation) shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized by the relevant section of the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Immuno or Petals in which indemnification is being sought, nor is the registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the registrant.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. As a result of the Acquisition described under Item 2.01 of this Current Report on Form 8-K, we believe that Immuno is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements, pro forma financial information and exhibits are filed as part of this report:

(a) Financial Statements of Businesses Acquired

PETALS DECORATIVE ACCENTS LLC

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets at February 28, 2006 (unaudited) and September 3, 2005	F-3

Statements of Operations for the six months ended February 28, 2006
(unaudited) and March 5, 2005 (unaudited), the year ended September 3, 2005 and the period from November 4, 2003 (inception) through August 28, 2004
F-4

Statements of Members’ Equity (Deficit) for the six months ended
February 28, 2006 (unaudited), the year ended September 3, 2005 and the period from November 4, 2003 (inception) through August 28, 2004
F-5

Statements of Cash Flows for the six months ended February 28, 2006 (unaudited), the year ended September 3, 2005 and the period from November 4, 2003 (inception) through August 28, 2004	F-6

Notes to Financial Statements	F-7

(b) Pro Forma Financial Information

Unaudited Pro Forma Combined Balance Sheet at February 28, 2006	F-14

Unaudited Pro Forma Combined Statements of Operations for the six months ended March 31, 2006	F-15

Unaudited Pro Forma Combined Statements of Operations for the twelve months ended June 30, 2005	F-16

Notes to Pro Forma Financial Statements	F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Petals Decorative Accents LLC
Ridgefield, Connecticut

We have audited the accompanying balance sheet of Petals Decorative Accents LLC as of September 3, 2005 and the related statements of operations, stockholders’ deficit and cash flows for the fiscal year ended September 3, 2005 and the period November 4, 2003 (inception) to August 28, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petals Decorative Accents LLC as of September 3, 2005 and the results of its operations and its cash flows for the fiscal year ended September 3, 2005 and the period November 4, 2003 (inception) to August 28, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had an accumulated deficit of $10,793,231 at September 3, 2005 and had a net loss and cash used in operations of $4,588,931 and $6,557,562, respectively, for the fiscal year ended September 3, 2005. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                                   Most & Company, LLP

New York, NY
November 11, 2005
except for Note 10, which is June 30, 2006

PETALS DECORATIVE ACCENTS LLC

Balance Sheets

	February 28, 2006	September 3, 2005
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$112,783	$16,831
Restricted cash	51,470	756,445
Accounts receivable	42,727	130,082
Inventories	4,902,984	4,177,444
Prepaid catalog expenses	874,410	767,634
Other current assets	132,497	144,356
Total current assets	6,116,871	5,992,792

Equipment	636,766	361,933
Accumulated depreciation	(203,480)	(145,579)
Net	433,286	216,354

Customer list	289,421	289,421
Accumulated amortization	(123,299)	(94,500)
Net	166,122	194,921

Other assets	86,415	89,720
TOTAL ASSETS	$6,802,694	$6,493,787

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Note payable	$1,500,000	$1,500,000
Note payable - affiliate	1,005,000	4,665,000
Bank overdraft Accounts payable and accrued expenses Accrued distributions	— 3,310,438 1,128,772	478,175 1,761,760 806,820
Total current liabilities	6,944,210	9,211,755

Term note due to affiliate	5,000,000
Total liabilities	11,944,210	9,211,755
Members’ deficit:
First class preferred economic interests, bearing dividends at 8% per annum, redeemable at the Company’s option, at liquidation value	6,325,263	6,325,263
Second class preferred economic interests, bearing dividends at 6% per annum, redeemable at the Company’s option, at liquidation value	1,500,000	1,500,000
Common membership interests	250,000	250,000
Accumulated deficit	(13,216,779)	(10,793,231)

Total members’ deficit	(5,141,516)	(2,717,968)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$6,802,694	$6,493,787

See notes to financial statements.

PETALS DECORATIVE ACCENTS LLC

Statements of Operations

	Six Months Ended		Year Ended	Period from November 4, 2003 (inception) to
	February 28, 2006	March 5, 2005	September 3, 2005	August 28, 2004
	(unaudited)
Net revenues	$11,278,214	$7,151,430	$14,800,145	$4,274,326
Costs of sales	5,176,012	3,808,214	7,799,751	2,591,037
Gross profit	6,102,202	3,343,216	7,000,394	1,683,289

Operating expenses	2,331,463	1,399,063	2,795,669	1,158,342
Selling and marketing expenses	3,820,929	2,268,954	5,458,519	1,920,390
Administrative expenses	1,836,387	1,537,712	3,228,953	3,999,781
Interest expense	215,019	19,604	106,184	2,256
	8,203,798	5,225,333	11,589,325	7,080,769
Net loss	(2,101,596)	(1,882,117)	(4,588,931)	(5,397,480)

Distributions on preferred interests	321,952	298,283	601,584	205,236
Net loss attributable to common membership interests	$(2,423,548)	$(2,180,400)	$(5,190,515)	$(5,602,716)

See notes to financial statements.

PETALS DECORATIVE ACCENTS LLC

Statement of Members’ Equity (Deficit)

	Preferred Economic Interests
	First Class	Second Class	Common Membership Interests	Accumulated Deficit	Total
Sales of membership interests			$250,000		$250,000
Contribution of assets		$1,500,000			1,500,000
Sales of membership interests	$5,605,263				5,605,263
Net loss				$(5,397,480)	(5,397,480)
Distributions accrued				(205,236)	(205,236)

Balance, August 28, 2004	5,605,263	1,500,000	250,000	(5,602,716)	1,752,547

Sales of membership interests	720,000				720,000
Net loss				(4,588,931)	(4,588,931)
Distributions accrued				(601,584)	(601,584)

Balance, September 3, 2005	6,325,263	1,500,000	250,000	(10,793,231)	(2,717,968)

Net loss (unaudited)				(2,101,596)	(2,101,596)
Distributions accrued (unaudited)				(321,952)	(321,952)
Balance, February 28, 2006 (unaudited)	$6,325,263	$1,500,000	$250,000	$(13,216,779)	$(5,141,516)

See notes to financial statements.

PETALS DECORATIVE ACCENTS LLC

Statements of Cash Flows

	Six Months Ended February 28,	Six Months Ended March 5, 2005	Year Ended September 3,	Period November 4, 2003 (inception) to August 28,
	2006	2005	2005	2004
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,101,596)	$(1,882,117)	$(4,588,931)	$(5,397,480)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	86,700	151,981	151,091	88,988
Changes in current assets and liabilities:
Decrease (increase) in restricted cash	704,975	573,354	372,871	(1,129,316)
Decrease in accounts receivable	87,355	18,500	34,455	597,510
Increase in inventories	(725,540)	(1,011,487)	(3,148,694)	(726,764)
Increase in prepaid expenses and other current assets	(94,917)	(361,287)	(296,612)	(543,275)
Decrease (increase) in other long-term assets	3,305	(72,117)	(89,720)	—
Increase in accounts payable and accrued expenses	1,548,675	131,206	1,007,978	753,783
Net cash used in operating activities	(491,043)	(2,451,967)	(6,557,562)	(6, 356,554)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(274,830)	(48,963)	(183,017)	(149,874)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	(478,175)	(115,005)	363,170	115,005
Proceeds of note payable to affiliates	1,340,000	1,950,000	4,165,000	500,000
Proceeds of note payable	—		1,500,000	—
Sales of common membership interests	—		—	250,000
Sales of preferred economic membership interests	—	720,000	720,000	5,605,263
Net cash provided by financing activities	861,825	2,554,995	6,748,170	6,470,268

INCREASE (DECREASE) IN CASH:	95,952	54,065	7,591	(36,160)

CASH AT BEGINNING OF PERIOD	16,831	9,239	9,240	45,400
CASH AT END OF PERIOD	$112,783	$63,304	$16,831	$9,240

SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES:
Cash paid for:
Interest	$56,702	$22,464	$67,184	$2,256
Non-Cash Transactions:
Dividends accrued	$321,952	$297,533	$601,584	$205,236
Conversion of notes payable to affiliate term loans to to affiliate	$5,000,000			—
Contribution of assets				$1,500,000

See notes to financial statements.

PETALS DECORATIVE ACCENTS LLC

Notes to financial statements

Note 1.	ORGANIZATION

Petals Decorative Accents LLC (“Petals” or the “Company”) was organized as Petals Decorative Accents Corporation in the state of Delaware on November 4, 2003 and converted to a limited liability company also in the state of Delaware on December 29, 2003. In December 2003, assets consisting of inventory of $1,210,579 and customer lists of $289,421were contributed in exchange for the second class economic interest in Petals.

The Company designs, assembles, markets and sells silk flowers and trees utilizing unique floral stems and other materials purchased by it from manufacturers, primarily in Asia. The Company sells its products through its mail order catalog and website.

Note 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation - interim financial statements

The accompanying interim financial statements and related notes are unaudited and do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements for interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included.

Interim results are not necessarily indicative of the results for a full year.

(b) Fiscal year

The Company’s fiscal year has historically been the 52 or 53-week period ending on the Saturday closest to August 31 in each year.

 (c) Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d) Accounts receivable

Accounts receivable are recorded at cost. Product sales are generally paid for by credit card or check prior to shipment.

(e) Inventories

Inventories, consisting of components and finished goods are stated at the lower of average cost or market. To the extent that inventory is considered to be obsolete or unmarketable, reserves are provided to reflect the estimated loss in value, based upon assumptions about future demand, market conditions, and sales forecasts. At February 28, 2006 and September 3, 2005, the Company had a recorded reserve of $366,190 for excess and obsolete inventories.

Inventories, net of reserves, consist of:

	February 28, 2006 (Unaudited)	September 3, 2005
Components	$2,356,404	$1,958,462
Finished goods	2,546,580	2,218,982

Total	$4,902,984	$4,177,444

(f) Equipment

Equipment is stated at cost and is being depreciated on a straight-line basis over the estimated useful lives of the related assets of 3 to 5 years. Depreciation expense for the six months ended February 28, 2006 (unaudited) and the fiscal years ended September 3, 2005 and August 28, 2004 was $57,900, $95,007 and $50,572 respectively. Upon the sale or retirement of assets, the cost and related accumulated depreciation is eliminated from the respective accounts and any resulting gains or losses are reflected in operations. Expenditures for repairs and maintenance costs are expensed as incurred.

(g) Customer list

Customer list is being amortized using the straight-line basis over the useful life of the asset.

(h) Revenue recognition

Revenues from product sales and shipping and handling charges are recorded at the time that a product is shipped. The Company provides for estimated reductions to revenue for customer returns and chargebacks that may arise as a result of shipping errors, product damage in transit or for other reasons that can only become known subsequent to shipment, based primarily on historical experience,. At February 28, 2006 (unaudited) and September 3, 2005, the Company had provided allowances for customer returns and chargebacks in the amount of $81,100.

(i) Shipping and handling costs

Shipping and handling costs are included in cost of sales.

(j) Long-lived assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews the carrying value of its long-lived assets, including customer list for impairment whenever events and circumstances indicate that the carrying value of the assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets over their remaining economic life. If the undiscounted cash flows are not sufficient to recover the carrying value of such assets, the assets are considered impaired. The impairment loss is measured by comparing the fair value of the assets to their carrying values. Fair value is determined by either a quoted market price or a value determined by a discounted cash flow technique, whichever is more appropriate under the circumstances involved. The Company determined that the value of the customer mailing list was unimpaired at September 3, 2005.

(k) Impact of new accounting standards

Management does not believe that there are any recently issued but not yet effective accounting pronouncements that, if adopted by the Company, would have a material effect on the accompanying financial statements.

Note 3.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has an accumulated deficit of $10,793,231 at September 3, 2005, incurred a net loss of $4,588,931 and used $6,557,562 of cash in its operations in fiscal 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s current cash position may not be adequate to support the Company’s continuing operations. Management intends to attempt to raise additional funds by way of debt or equity financing. The ability of the Company to continue as a going concern is dependent on improving the Company’s profitability and cash flow and securing additional financing. While the Company believes in the viability of its strategy to increase revenues and profitability and in its ability to raise additional funds, and believes that the actions presently being taken by the Company provide the opportunity for it to continue as a going concern, there can be no assurances to that effect. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4.	INTANGIBLE ASSETS

Intangible assets consist of the following

	February 28, 2006 (Unaudited)	September 3, 2005
Customer lists	$289,421	$289,421
Less: accumulated amortization	(123,299)	(94,500)

Total intangible assets	$166,122	$194,921

Amortization expense was $28,799, $57,884 and $36,616 for the six months ended February 28, 2006, the year ended September 3, 2005 and the period ended August 28, 2004, respectively. Amortization expense is expected to be $57,884 for years ended 2006, 2007 and 2008 and $21,269 for year end 2009.

Note 5.	LOANS PAYABLE

Notes and loans payable consist of the following:

Due to:	February 28, 2006	September 3, 2005

Bank	$1,500,000	$1,500,000
Affiliate	6,005,000	4,665,000
	$7,505,000	$6,165,000

Bank. The Company has $1,500,000 revolving line of credit from a bank under which the Company may borrow through December 2009, and loans under the line are due on demand and require monthly payments of interest. Interest is charged at one percentage point above the prime rate per annum, as defined. This credit facility is collateralized by all of the assets and is guaranteed by the Company’s chairman and the guaranty is collateralized by a building owned by an affiliate of the Company. The revolving credit line requires an annual 30-day cleanup period. The Company was unable to effect a cleanup period in 2005. The bank has the option of increasing the interest rate to two percent above the prime rate per annum due to this default.

Affiliated Party. The Company has a $10,000,000 revolving credit facility from two affiliates of its chairman. Loans under this line bear interest at the rate of 2.5% per annum and are payable on demand. The line requires that the Company obtain the lenders’ consent to enter into certain agreements and transactions, including mergers, declaring distributions on its common membership interests, or make any changes in accounting principles, except those required under accounting principles, generally accepted in the United States. Advances under the line of credit are made by the lenders in their sole discretion.

On November 30, 2005, $5,000,000 of the principal amount outstanding under the line was converted into term notes maturing on December 31, 2008, and bear interest at two percent above prime rate, per annum. The loan is due December 31, 2008.

On November 30, 2005, the same two affiliates entered into a $5,000,000 revolving line of credit with the Company that replaces the preceding revolving credit facility. The terms of the credit facility are substantially the same as those of the prior revolving credit facility. All borrowings under this revolving credit agreement become due upon the occurrence of: (1) the issuance of any debt or equity securities (in any combination) by the Company in one or more related transactions in exchange for cash consideration of at least $15,000,000, (2) a sale or transfer of all or substantially all of the assets of the Company to another person, or (3) a transaction that results in a change in control of the Company. Any unpaid principal balance under this revolving credit line as of January 1, 2007 will be converted to a term note due on December 31, 2008 and bear interest at two percent above the prime rate, per annum.

Note 6.	MEMBERS’ DEFICIT

Preferred economic interests

Holders of the Company’s preferred economic interests are entitled in any liquidation of the Company to receive, after satisfaction of the claims of the Company’s creditors and before any distribution is made to the holders of the common membership interests, an amount equal to the stated value of their interests, plus accrued distributions. The holders of the first class economic interests are entitled to receive cash dividends at the rate of eight percent per annum on the stated value of their interests, and are senior in right of distribution to the holders of the second class economic interests. The holders of the second class economic interests are entitled to receive cash dividends at the rate of six percent per annum on the stated value of their interests, and are senior in rights and distributions to the holders of the common membership interests. The preferred interests are redeemable by the Company at any time for an amount equal to their stated value plus unpaid distributions. The preferred economic interests are not entitled to vote.

Common membership interests

The holders of the Company’s common membership interests are entitled to elect the operating managers of the Company and to vote on certain other matters, to receive distributions if and to the extent declared by the operating managers, and to receive in any liquidation of the Company any assets remaining after satisfaction of the claims of creditors and payment of any preferential amounts due to the holders of the preferred economic interests.

Note 7.	INCOME TAXES

As a limited liability company, the Company has elected to be treated as a partnership for Federal and state income tax purposes. Under subchapter K of the Internal Revenue Code, the Company is not taxed and members are taxed separately on their allocated share of income or losses of the Company.

Note 8.	COMMITMENTS AND CONTINGENCIES

Leases

The Company is committed under noncancellable lease agreements for office space and a facility for assembly operations through December 31, 2008. The lessor of the office space is an entity controlled by the Company’s chairman. Future minimum lease payments under these leases at September 3, 2005 were as follows:

Fiscal Year Ended August	Affiliated	Unaffiliated	Total
2006	$126,060	$129,030	$255,090
2007	252,125	258,060	510,185
2008	252,125	258,060	510,185
2009	84,040	43,010	127,050
	$714,350	$688,160	$1,402,510

Rent expense for the fiscal years ended September 3, 2005 and August 28, 2004 was $226,602 and $98,664, respectively.

In January 2006, the Company renewed its lease for office space at the expiration of its prior lease with an affiliate through December 31, 2008 and requires annual rent of $252,125.

Letters of credit

The Company is contingently liable for letters of credit issued by a bank to certain suppliers which are collateralized by cash deposited (restricted) with the bank, and can be drawn down by the suppliers when purchase orders are filled.

As of September 3, 2005, the Company had $756,445 of letters of credit outstanding and expiring through March 2006.

Litigation

 In February 2005, a breach of contract claim was filed against the Company by a former marketing consultant. The claim alleges that the Company failed to pay consulting fees of approximately $124,000 and further alleges other matters by the Company and also seeks punitive damages, attorneys’ fees, interest and costs. As of September 3, 2005, the Company has accrued $81,000 as an estimate for this matter. On March 6, 2006, the Company has settled this matter and agreed to pay approximately $87,500, payable $32,500 on March 10, 2006 and then six equal monthly payments of $9,166 through September 2006.

On November 17, 2005, a claim was filed against the Company by the Company’s former chief financial officer. The claim alleges that the Company failed to pay approximately $215,000 in severance payments. In addition, the claim also seeks attorneys' fees, interest and costs. The Company believes that it has defenses; however, it is not possible at this time to express an opinion as to the likely outcome of this matter. The Company has accrued $200,000 related to this matter.

Note 9.	RELATED PARTY TRANSACTIONS

Employment agreements

On August 12, 2004 the Company entered into an employment agreement with its chief executive officer. The initial term of the agreement is for two years and renews automatically for successive one year periods unless terminated earlier pursuant to its terms. The agreement provides for an annual base salary of $240,000 and a bonus equal to 4% of the Company’s earnings before interest, taxes, depreciation and amortization, as well as a performance bonus payable in equity at the discretion of the Company’s board of directors.

The Company entered into a five-year employment agreement with its chairman, Mr. Hicks, on March 31, 2006 which provides for an annual salary of $280,000. The Company may defer payment of salary until December 31, 2006. The Chairman, at his sole discretion, may elect to receive all or any part of his base salary in the form of common equity interest of the Company. The value of any common equity interest to be paid to the chairman shall be determined as follows: (i) if there exists a public market for the Company’s common equity, then the price per share shall be 75% of the average of the closing trading prices for the ten trading days ending on the trading day immediately prior to the due date, or (ii) if no public market exists for the Company’s common equity, then the board of directors of the Company, in its reasonable good faith judgment, will assign a value. The chairman shall also be granted an annual equity bonus in each year during the term of the Agreement equal to two percent of the then outstanding common equity of the Company in the event that the Company generates annual earnings before interest, taxes, depreciation and amortization of at least $2,000,000 during such fiscal year. The common equity interest grant will be payable to the chairman within 30 days after the end of each fiscal year.

The Agreement automatically renews for successive one year periods unless either party declines to renew this agreement by giving the other party hereto notice within 90 days of the end of any one-year renewal period.

Information technology services agreement with an affiliated entity

On February 3, 2005, the Company entered into a computer maintenance agreement with an entity controlled by the Company’s chairman. Under the agreement, the Company incurred expenses of $61,103 for the six months ended February 28, 2006 (unaudited), $131,752 in fiscal 2005 and $205,768 in fiscal 2004 .

Note 10. SUBSEQUENT EVENT

Financing

On June 16, 2006, Petals completed a private placement of unsecured promissory notes in the aggregate principal amount of $2,135,000 (the “Bridge Notes”). The proceeds of the offering were $1,525,000 net of a discount of $610,000. The Bridge Notes do not bear interest.

The Bridge Notes are due in full on December 31, 2007. Pursuant to terms of the Bridge Notes, Petals shall prepay the Bridge Notes in quarterly installments beginning January 15, 2007 and continuing until the earlier of the Bridge Notes being paid in full or the maturity date. On each quarterly prepayment date, each Bridge Note holder will receive its pro-rata portion (based on the aggregate amount of the outstanding principal of all of the Bridge Notes) of the amount equal to the product of the (i) the number of orders shipped by the Company during the previous quarter multiplied by (ii) $2.00. For example, if Petals were to complete 70,000 orders between September 1, 2006 and December 31, 2006, the aggregate amount of the first payment due to the holders of the Bridge Notes on January 15, 2007 would be $140,000.

Acquisition

On June 23, 2006, Immunotechnology Corporation (“Immuno”) and Petals, entered into a Contribution Agreement (the “Contribution Agreement”) pursuant to which Immuno agreed to acquire substantially all the assets of Petals in exchange for the assumption by Immuno of certain liabilities of Petals and the issuance to Petals of shares of 10,800 shares of Series A Preferred Stock, 240 shares of Series B Preferred Stock and 90,000,000 shares of common stock of Immuno.

On June 30, 2006, the acquisition was completed.

IMMUNOTECHNOLOGY CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
At March 31, 2006

		Petals
	Immunotechnology	Decorative				Combined
	Corporation (1)	Accents LLC (2)	Adjustments			Pro Forma
ASSETS

CURRENT ASSETS:
Cash	$61	$112,783		$1,350,000	(3)	$1,218,337
				(244,507)	(3)
Restricted cash	-	51,470				51,470
Accounts receivable	-	42,727				42,727
Inventories	-	4,902,984				4,902,984
Prepaid expenses and other current assets	-	1,006,907		21,585	(3)	1,028,492
Total current assets	61	6,116,871		1,127,078		7,244,010

Equipment	-	636,766				636,766
Accumulated depreciation	-	(203,480)				(203,480)
Net	-	433,286				433,286

Customer list	-	289,421				289,421
Accumulated amortization	-	(123,299)				(123,299)
	-	166,122				166,122

Other assets	-	86,415				86,415

Total assets	$61	$6,802,694		$1,127,078		$7,929,833

LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
Loan payable	$-	$1,500,000	$			$1,500,000

Loan payable - affiliate	-	1,005,000		(1,005,000)	(4)	-

Loan payable - officers	231,447	-		(8,495)	(5)	118,952
				(104,000)	(3)

Notes payable	173,197	-		(116,020)	(6)	-
				(57,177)	(3)

Accounts payable and accrued expenses	107,489	3,310,439		(15,000)	(7)	3,341,183
				(61,745)	(3)

Accrued dividends	-	1,128,772		(1,128,772)	(5)	-
Total current liabilities	512,133	6,944,211		(2,496,209)		4,960,135

Long-term debt - affiliate	-	5,000,000				5,000,000

Petals Bridge Notes, face amount	-	-		2,135,000	(3)	2,135,000
Less: Original issue discount	-	-		(610,000)	(3)	(610,000)
Total liabilities	512,133	11,944,211		(971,209)		11,485,135

Stockholders' deficit
Series A preferred stock, stated value $1,000 per share; 10800 shares	-	-		0
Series B preferred stock	-	-		0
Common stock	51	-		9	(6)	961
				1	(7)
				900	(9)

Additional paid-in capital	541,127	-		11,044	(5)	9,788,803
				237,247	(6)
				19,500	(7)
				(175,000)	(3)
				10,209,035	(10)
				(900)	(9)
				(1,053,250)	(11)

Accumulated deficit	(1,053,250)	-
				151,332	(11)	(13,345,066)
				901,918	(11)
				(2,549)	(5)
				(121,236)	(6)
				(4,501)	(7)
				(13,216,780)	(12)
Total stockholders' deficit	(512,072)	-		(3,043,230)		(3,555,302)

Members' deficit:
First class preferred economic interest	-	6,325,263		(6,325,263)	(4)	-
Second class preferred economic interest	-	1,500,000		(1,500,000)	(4)	-
Common membership interests	-	250,000		(250,000)	(4)	-
Accumulated members' deficit	-	(13,216,780)				-
				13,216,780	(12)
	-	(5,141,517)		5,141,517		-

Total liabilities and members'/stockholders' deficit	$61	$6,802,694		$1,127,078		$7,929,833

IMMUNOTECHNOLOGY CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended March 31, 2006

		Petals
	Immunotechnology	Decorative			Pro Forma
	Corporation (13)	Accents LLC (14)	Adjustments		Combined

Net revenue	$-	$11,278,214			$11,278,214

Cost of sales	-	5,176,012			5,176,012

Gross profit	-	6,102,202			6,102,202

Operating expense	-	2,331,463			2,331,463
Selling and marketing expense	-	3,820,929			3,820,929
Administrative expense	102,351	1,836,387			1,938,738
Interest expense	28,574	215,019	(4,892)	(15)	570,321
			203,333	(16)
			128,286	(17)
Gain on extinguishment of debt	(21,250)	-	-		(21,250)
Total operating expenses	109,675	8,203,798	326,728		8,640,201

Net loss	(109,675)	(2,101,596)	(326,728)		(2,537,999)

Dividends on preferred interests	-	321,952	(321,952)	(18)	432,000
			432,000	(18)
Net loss attributable to common
membership interests/stockholders	$(109,675)	$(2,423,548)	$(436,776)		$(2,969,999)

LOSS PER SHARE	$(0.02)	Note (19)	$(0.00)		$(0.03)

Weighted average number of shares used in
calculation of loss per share	5,120,016	Note (19)	91,029,984		96,150,000

IMMUNOTECHNOLOGY CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended June 30, 2005

		Petals
	Immunotechnology	Decorative			Pro Forma
	Corporation (20)	Accents LLC (21)	Adjustments		Combined

Net revenue	$-	$14,800,145			$14,800,145

Cost of sales	-	7,799,751			7,799,751

Gross profit	-	7,000,394			7,000,394

Operating expense	-	2,795,669			2,795,669
Selling and marketing expense	-	5,458,519			5,458,519
Administrative expense	262,428	3,228,953			3,491,381
Interest expense	61,363	106,184	(9,783)	(15)	692,716
			406,667	(16)
			128,286	(17)
Total operating expenses	323,791	11,589,325	525,169		12,438,285

Net loss	(323,791)	(4,588,931)	(525,169)		(5,437,891)

Dividends on preferred interests	-	601,584	(601,584)	(18)	864,000
			864,000	(18)
Net loss attributable to common stockholders/
membership interests	(323,791)	(5,190,515)	(787,585)		(6,301,891)

LOSS PER SHARE	$(0.06)	Note (19)	$(0.00)		$(0.07)
Weighted average number of shares used in
calculation of loss per share	5,010,016	Note (19)	91,029,984		96,040,000

IMMUNOTECHNOLOGY CORPORATION

NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

On June 23, 2006, Immunotechnology Corporation, a Delaware corporation (“Immuno”) and Petals Decorative Accents LLC, a privately held Delaware limited liability company (“Petals”), entered into a Contribution Agreement (the “Contribution Agreement”) pursuant to which Immuno agreed to acquire substantially all the assets of Petals in exchange for the assumption by Immuno of all but certain specified liabilities of Petals and the issuance to Petals of shares of Immuno’s capital stock. In connection with the proposed acquisition, Immuno also entered into debt restructuring agreements with certain creditors (the “Debt Restructuring Agreements”). The transactions contemplated by the Contribution Agreement were consummated on June 30, 2006 (the “Acquisition”).

The acquisition of Petals by Immuno will be accounted for as a reverse acquisition for financial reporting purposes. The reverse acquisition is deemed a capital transaction and the net assets of Petals (the accounting acquiror) are carried forward to Immuno (the legal acquiror and the reporting entity) at their carrying value before the combination. Although Petals was deemed to be the acquiring entity for financial accounting and reporting purposes, the legal status of Immuno as the surviving corporation does not change. The relevant acquisition process utilizes the capital structure of Immuno and the assets and liabilities of Petals are recorded at historical cost. In these financial statements, Petals is the operating entity for financial reporting purposes and the financial statements for all periods presented represent Petals’ financial position and results of operations. The equity of Immuno is the historical equity of Petals retroactively restated to reflect the number of shares issued in the acquisition.

The Contribution Agreement provided that at the effective time of the Acquisition there would be issued to Petals 10,800 shares of Series A Convertible Preferred Stock, $.00001 par value (the “Series A Shares”), 240 shares of Series B Convertible Preferred Stock, $.00001 par value (the “Series B Shares”) and 90,000,000 shares of Common Stock, $.00001 par value (“Common Stock”) of Immuno.

In addition, the Contribution Agreement and the Debt Restructuring Agreements provided that at the effective time of the Acquisition:

•
Immuno would acquire $1.35 million of cash held by Petals, representing the remaining proceeds of a private placement of unsecured promissory notes (the “Petals Bridge Notes”) effected by Petals on June 16, 2006;

•	Immuno would use approximately $245,000 of that cash to repay in part certain loans payable to officers, convertible promissory notes and accrued expenses of Immuno;

•
Immuno would issue an aggregate of 1,029,984 shares of Immuno Common Stock to such officers, holders of convertible notes and other creditors in partial satisfaction of the indebtedness of Immuno to such persons; and

•
the balance of the indebtedness of Immuno to such persons would remain outstanding, with the majority of such remaining indebtedness payable by Immuno in six monthly installments beginning October 1, 2006, together with interest at the rate of 7% per annum.

Basis of Presentation

The preceding unaudited pro forma financial statements should be read in conjunction with the historical financial statements of Petals included elsewhere in this Report. The fiscal year of Petals has historically been the 52- or 53-week period ending on the Saturday closest to August 31 in each year. The fiscal year of Immuno ends on June 30 and, following the Acquisition, the combined companies’ fiscal year will end on June 30.

The unaudited pro forma combined balance sheet at February 28, 2006 gives effect to the Acquisition as if it had occurred on February 28, 2006, and the unaudited pro forma condensed combined statements of operations for the 53 weeks ended September 3, 2005 and the six months ended February 28, 2006 give effect to the Acquisition as if it had occurred on August 29, 2004. Because the historical fiscal periods of the two companies are not comparable:

•	The unaudited pro forma combined balance sheet at February 28, 2006 is based upon the balance sheet of Petals at that date and the balance sheet of Immuno at March 31, 2006;

•
The unaudited pro forma combined statement of operations for the 53 weeks ended September 3, 2005 is based upon the statement of operations of Petals for that period and the statement of operations of Immuno for its fiscal year ended June 30, 2005; and

•
The unaudited pro forma combined statement of operations for the six months ended February 28, 2006 is based upon the statement of operations of Petals for that period and the statement of operations of Immuno for the six months ended March 31, 2006.

The unaudited pro forma combined financial statements include all material pro forma adjustments considered necessary for their preparation in accordance with applicable accounting standards and SEC rules and regulations, but are not intended to represent the consolidated financial condition or results of operations of Petals that would have been reported if the Acquisition had actually been completed at the beginning of the periods presented, nor are they necessarily indicative of the future financial condition or operating results of the combined companies. Except to the extent necessary to present the pro forma effect of the Acquisition and related transactions, the unaudited pro forma combined financials do not reflect activity or events subsequent to the periods presented. For information concerning subsequent events affecting Petals, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Petals--Recent Developments” elsewhere in this current report.

Explanation of Adjustments to Pro Forma Combined Financial Statements

(1)	Balance sheet information of Immuno as of March 31, 2006.

(2)	Balance sheet information of Petals as of February 28, 2006.

(3)
Reflects (a) the assumption by Immuno, in connection with the Acquisition, of $2.135 million of indebtedness of Petals under the Petals Bridge Notes, (b) receipt by Immuno of the $1.35 million of proceeds of the Petals Bridge Notes, after deducting the original issue discount of $610,000 and other payments of $175,000, and (c) application of such proceeds to (i) repayment of $104,000 of loans payable by Immuno to its officers, (ii) repayment of $57,177 of convertible notes payable of Immuno, (iii) payment of $61,745 of accrued expenses of Immuno, and (iv) prepayment of $21,585 of interest associated with the convertible notes.

(4)
Reflects elimination of indebtedness of Petals pursuant to certain revolving credit notes in the amount of $1,005,000 million at February 28, 2006, which obligations were not assumed by Immuno and were retained by Petals.

(5)	Reflects the issuance of 42,477 shares of Common Stock of Immuno in satisfaction of indebtedness of Immuno to its officer in the aggregate amount of $8,495.

(6)	Reflects the issuance of 912,504 shares of Common Stock of Immuno upon the conversion of convertible promissory notes of Immuno having an outstanding balance of $116,020.

(7)	Reflects the issuance of 75,003 shares of Common Stock of Immuno in satisfaction of accrued expenses of Immuno in the amount of $15,000.

(8)	Reflects elimination of accrued unpaid distributions on Petals’ preferred economic interests, which were not assumed by Immuno.

(9)	Reflects the issuance to Petals, in exchange for all the acquired assets of Petals, of the following:

•	10,800 Series A Shares;

•	240 Series B Shares; and

•	90,000,000 shares of Common Stock.

(10)
Reflects elimination of (a) indebtedness of Petals in the amount of $1,005,000 not assumed by Immuno, (b) accrued and unpaid distributions in respect of Petals’ preferred economic interests in the amount of $1,128,772, (c) the stated value of Petals’ first class and second class preferred economic interests in the amounts of $6,325,263 and $1,500,000, respectively, and (d) the additional paid-in capital associated with Petals’ common membership interests, in the amount of $250,000.

(11)
Reflects elimination of the accumulated deficit of Immuno, the acquired company for accounting purposes, including its (a) accumulated deficit prior to development stage of $151,332 and (b) accumulated deficit during development stage of $901,918.

(12)	Reflects reclassification of the accumulated members’ deficit of Petals, the acquiring company for accounting purposes, as the accumulated deficit of Immuno.

(13)	Statement of operations information of Immuno for the six months ended March 31, 2006.

(14)	Statement of operations information of Petals for the six months ended February 28, 2006.

(15)
Reflects reduction in interest attributable to the restructuring of Immuno’s pre-acquisition debt, as if the transactions contemplated by the Debt Restructuring Agreements had been effected at the beginning of the period presented.

(16)
Reflects assumed amortization of the aggregate $610,000 original issue discount on the Petals Bridge Notes on a straight line basis over a period of 18 months, which is equivalent to their original maturity, as if the Petals Bridge Notes had been issued at the beginning of each period presented. The Petals Bridge Notes, in the aggregate principal amount of $2.135 million, are due December 31, 2007, and are subject to prepayment in quarterly installments, commencing on January 15, 2007, that are variable in amount and depend on the volume of shipments made by the Company.

(17)
Reflects interest expense recorded in connection with the Debt Restructuring Agreements attributable to the repayment of indebtedness of Immuno by the issuance of common stock having a fair value in excess of the indebtedness retired.

(18)
Reflects (a) elimination of accrued distributions on Petals’ preferred economic interests and (b) accrual of dividends on Immuno’s new Series A preferred stock, as if the Series A shares had been issued at the beginning of each period presented.

(19)
Because the historical equity capitalization of Petals consists of limited liability company membership interest that are not numerically divisible into finite numbers of shares or share equivalents, the calculation of earnings per share on a historical basis for Petals is not meaningful.

(20)	Reflects statement of operations information of Immuno for the fiscal year ended June 30, 2005.

(21)	Reflects statement of operations information of Petals for the fiscal year ended September 3, 2005.

(c) Exhibits

Incorporated by Reference
Exhibit No.	Description	Filed with this Form 8-K	Form	Filing Date	Exhibit No.
2.1	Contribution Agreement by and between Petals Decorative Accents LLC and ImmunoTechnology Corporation, dated June 23, 2006.		8-K	June 30, 2006	10.1

2.2	Bill of Sale and Assignment by and between Petals Decorative Accents LLC and ImmunoTechnology Corporation, dated June 30, 2006.	X

2.3	Assignment and Assumption Agreement by and between Petals Decorative Accents LLC and ImmunoTechnology Corporation, dated June 30, 2006.	X

3.1	Certificate of Incorporation of ImmunoTechnology Corporation, as amended.	X

3.2	Amended and Restated Bylaws of ImmunoTechnology Corporation, as adopted by the Board of Directors on June 30, 2006.	X

3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	X

3.4	Certificate of Designations, Preferences and Rights of Series B Preferred Stock.	X

10.1	Form of Payment of Debt, Notice of Conversion and Subscription for Shares Agreement by and among ImmunoTechnology Corporation and certain creditors of ImmunoTechnology Corporation.	X

10.2	Master Service Agreement by and between Petals Decorative Accents LLC and NewRoads, Inc., dated January 1, 2004.	X

10.3	Amendment #1, dated January 12, 2004, to the Master Service Agreement by and between Petals Decorative Accents LLC and NewRoads, Inc., dated January 1, 2004.	X

Incorporated by Reference
Exhibit No.	Description	Filed with this Form 8-K	Form	Filing Date	Exhibit No.
10.4	Amendment #2, dated May 11, 2006, to the Master Service Agreement by and between Petals Decorative Accents LLC and NewRoads, Inc., dated January 1, 2004.	X

10.5	Agreement by and between Petals Decorative Accents LLC and RR Donnelley, dated March 3, 2005.	X

10.6	Service Contract by and between Petals Decorative Accents LLC and Maersk Sealand, dated December 21, 2005.	X

10.7	Employment Agreement by and between Petals Decorative Accents LLC and James Hersh, dated October 1, 2004.	X

10.8	Employment Agreement by and between Petals Decorative Accents LLC and Christopher Topping, dated August 12, 2004.	X

10.9	Employment Agreement by and between Petals Decorative Accents LLC and Stephen M. Hicks, dated March 31, 2006.	X

10.10	Commercial Line of Credit and Loan Agreement by and among Petals Decorative Accents LLC, Southridge Holdings, LLC and Fairfield County Bank Corp., dated December 10, 2004.	X

10.11	Loan Agreement by and among Petals Decorative Accents LLC, Southridge Holdings, LLC and Fairfield County Bank Corp., dated December 10, 2004.	X

10.12	Security Agreement by and among Petals Decorative Accents LLC, Southridge Holdings, LLC and Fairfield County Bank Corp., dated December 10, 2004.	X

10.13	Loan Assumption and Consent by and among Petals Decorative Accents LLC, Southridge Holdings, LLC, Stephen M. Hicks, ImmunoTechnology Corporation and Fairfield County Bank Corp., dated June 30, 2006.	X

Incorporated by Reference
Exhibit No.	Description	Filed with this Form 8-K	Form	Filing Date	Exhibit No.
10.14	Loan and Security Agreement by and among Petals Decorative Accents LLC and Southshore Capital Fund, Ltd. and Southridge Partners, LP, dated January 3, 2005.	X

10.15	Consent to Transfer of Term Loans by and among Petals Decorative Accents LLC, Southshore Capital Fund, Ltd., and Southridge Partners, LP, dated June 22, 2006.	X

10.16	Lease Agreement by and between Petals Decorative Accents LLC and Southridge Holdings, LLC, dated January 16, 2006.	X

10.17	Consent to Transfer of Lease by and between Petals Decorative Accents LLC and Southridge Holdings, LLC, dated June 22, 2006	X

10.18	Lease Agreement by and among Petals Decorative Accents LLC and Oscar Smith and Peggy Smith, dated August 24, 2005.	X

10.19	Consent to Transfer of Lease by and among Petals Decorative Accents LLC and Oscar Smith and Peggy Smith, dated June 20, 2006.	X

10.20	Sublease Agreement by and between Petals Decorative Accents LLC and NewRoads, Inc., dated May 6, 2005.	X

10.21	Form of Subscription Agreement by and between Petals Decorative Accents LLC and the investors in the offering of nonnegotiable unsecured promissory notes completed on June 16, 2006.	X

10.22	Form of Nonnegotiable Unsecured Promissory Note made by Petals Decorative Accents LLC and issued to investors in the offering of nonnegotiable unsecured promissory notes completed on June 16, 2006.	X

10.23	Contract for Technology Support Services between Petals Decorative Accents LLC and Southridge Technology Group, LLC, dated January 9, 2004.	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOTECHNOLOGY CORPORATION

Date: July 7, 2006	By:	/s/ Stephen M. Hicks
Stephen M. Hicks
President